UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
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Dell Inc.

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2008

June 2, 2008

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2008 Annual Meeting of Stockholders. The meeting will be held on Friday, July 18, 2008, at 8:00 a.m. Central Standard Time, in Ballrooms B and C of the Austin Convention Center, 500 E. Cesar Chavez, Austin, Texas 78701. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. The Securities and Exchange Commission recently adopted rules that permit proxy materials to be furnished over the Internet rather than in paper form. Accordingly, we are sending many of our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for Fiscal 2008 and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

You may visit www.dell.com/investor to access an interactive Fiscal 2008 Year-in-Review, as well as various web-based reports, executive messages and timely information on Dell’s global business.

This meeting is for Dell stockholders. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of Dell stock as of May 23, 2008, and proper photo identification. An admission ticket can be printed at www.proxyvote.com, or is included in the proxy materials if you received a paper copy of the proxy materials.

Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your vote by any of these methods will not affect your right to attend the meeting and vote in person should you so choose. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

If you have any questions concerning the meeting, please contact our Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman of the Board and Chief Executive Officer

DELL INC.
One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 18, 2008

Time	8:00 a.m., Central Standard Time

Place	Austin Convention Center – Ballrooms B and C 500 E. Cesar Chavez Austin, Texas 78701

Webcast	www.dell.com/investor

Proposals	Proposal 1 – Election of Directors

Proposal 2 – Ratification of Independent Auditor

Proposal 3 – Approval of Executive Annual Incentive Bonus Plan

Stockholder Proposal 1 – Reimbursement of Proxy Expenses

Stockholder Proposal 2 – Advisory Vote on Executive Compensation

Record Date	May 23, 2008

Voting Methods	Internet — Go to www.proxyvote.com
Telephone — Use the toll-free number shown on the proxy card or voting instruction card
Written ballot — Complete and return a proxy or voting instruction card (if you received a paper copy)
In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Notice of Annual Meeting and Proxy Statement is accompanied by the Annual Report on Form 10-K for Fiscal 2008.

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary
June 2, 2008

i

Webcast of Annual Meeting

We are pleased to offer a Webcast of our 2008 annual meeting, and viewers, like attendees, will have the ability to ask questions online during the question and answer session. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

Please note that you will not be able to vote your shares via the Webcast. If you plan to view the Webcast, please submit your vote using one of the methods described in these materials by 11:59 pm, Eastern Standard Time, on July 17, 2008.

ii

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors, for the 2008 Annual Meeting of Stockholders. This proxy statement and the related proxy form are being distributed on or about June 6, 2008.

You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com using the instructions included in the notice regarding the Internet availability of proxy materials, the proxy card or voting instruction card;
•	Vote by telephone using the instructions on the proxy card or voting instruction card if you received a paper copy of the proxy materials;
•	Complete and return a written proxy or voting instruction card using the proxy card or voting instruction card if you received a paper copy of the proxy materials; or
•	Attend and vote at the meeting (See “Additional Information – Voting by Street Name Holders”).

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on July 17, 2008.

Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. See “Additional Information – Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier proxy or voting instructions.

Stockholders are being asked to consider five proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 — Election of Directors	FOR

2 — Ratification of Independent Auditor	FOR

3 — Approval of Executive Annual Incentive Bonus Plan	FOR

Stockholder Proposal 1 — Reimbursement of Proxy Expenses	AGAINST

Stockholder Proposal 2 — Advisory Vote on Executive Compensation	AGAINST

The details of each proposal are set forth below.

Proposal 1 — Election of Directors

The first proposal to be voted on at the meeting is the election of directors. The directors elected at this meeting will serve until the next annual meeting of stockholders. The Board of Directors has nominated all of the current directors for re-election to the Board. Those nominees are:

Donald J. Carty	Michael S. Dell
William H. Gray, III	Sallie L. Krawcheck
Alan (A.G.) Lafley	Judy C. Lewent
Thomas W. Luce, III	Klaus S. Luft
Alex J. Mandl	Michael A. Miles
Sam Nunn

Biographical information about each of the nominees is included under “Director Information” below.

The Board of Directors recommends a vote “FOR” all nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to the Bylaws, each of the above-named nominees will be elected to the Board if he or she receives affirmative (“FOR”) votes from the holders of a majority of the shares of common stock represented at the meeting and entitled to vote. Under our Corporate Governance Principles, if a nominee fails to receive the requisite majority vote, he or she will be required to submit his or her resignation. Any tendered resignation will be evaluated by the remaining independent directors. In determining whether to accept or reject the resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote. If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, the incumbent Board will nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees within 180 days after the certification of the stockholder vote. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

Director Information

Set forth below is biographical and other information about the persons who will make up the Board following the meeting, assuming election of the nominees named above.

Donald J. Carty Age: 61 Director since December 1992 No Board Committees	Mr. Carty joined us as Vice Chairman and Chief Financial Officer in January 2007. In that role, he is responsible for all finance functions, including controller, corporate planning, tax, treasury operations, investor relations, corporate development, risk management, and internal audit. He will resign as Vice Chairman and Chief Financial Officer effective June 13, 2008. Mr. Carty has served as a member of our Board of Directors since 1992 and continues to serve in that capacity. Mr. Carty was the Chairman and Chief Executive Officer of AMR Corporation and American Airlines from 1998 until his retirement in 2003. He served in a variety of executive positions with AMR Airline Group and American Airlines from 1978 to 1985 and from 1987 to 1999. Mr. Carty was President and Chief Executive Officer of CP Air in Canada from 1985 to 1987. After his retirement from AMR and American in 2003, Mr. Carty was engaged in numerous business and private investment activities with a variety of companies. Mr. Carty is a graduate of Queen’s University in Kingston, Ontario and of the Harvard Graduate School of Business Administration. He is also a director of CHC Helicopter Corp., Barrick Gold Corporation and Hawaiian Holdings L.L.C.

Michael S. Dell Age: 43 Director since May 1984 No Board committees	Mr. Dell currently serves as Chairman of the Board of Directors and Chief Executive Officer. He has held the title of Chairman of the Board since he founded the Company in 1984. Mr. Dell served as Chief Executive Officer of Dell from 1984 until July 2004 and resumed that role in January 2007. He serves on the Foundation Board of the World Economic Forum, serves on the executive committee of the International Business Council, and is a member of the U.S. Business Council. He also serves on the U.S. President’s Council of Advisors on Science and Technology and sits on the governing board of the Indian School of Business in Hyderabad, India.

William H. Gray, III Age: 66 Director since November 2000 Board committees: Governance and Nominating, Leadership Development and Compensation	Mr. Gray is Chairman of the Amani Group (a consulting and advisory firm), a position he has held since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in June 2004. He was a member of the United States House of Representatives from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee and Chairman of the House Democratic Caucus and Majority Whip. He is an ordained Baptist Minister and last pastored at Bright Hope Baptist Church of Philadelphia from 1972 until 2007. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., Visteon Corporation and Pfizer Inc.

Sallie L. Krawcheck Age: 43 Director since July 2006 Board committees: Finance, Governance and Nominating	Ms. Krawcheck is the Chairman and Chief Executive Officer, Citi Global Wealth Management. From 2002 until March 2007, Ms. Krawcheck served as Chief Financial Officer and Head of Strategy for Citigroup Inc. She is also a member of the Citi Management, Operating and Business Heads Committees. Ms. Krawcheck joined Citi in October 2002 as Chairman and Chief Executive Officer of Smith Barney. Prior to joining Citi, Ms. Krawcheck was Chairman and Chief Executive Officer of Sanford C. Bernstein & Company. She also served as an Executive Vice President of Bernstein’s parent company, Alliance Capital Management, from 1999 to 2001. Ms. Krawcheck is a member of the Board of Directors of the University of North Carolina at Chapel Hill Foundations, Inc., the Board of Directors of Carnegie Hall, the Board of Overseers of Columbia Business School and the Board of Trustees for the Economic Club of New York.

Alan (A.G.) Lafley Age: 60 Director since July 2006 Board committees: Finance, Leadership Development and Compensation (Chair)	Mr. Lafley is the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company. Mr. Lafley joined Procter & Gamble in 1977, and has served in a variety of executive level positions since 1992. He was named President and Chief Executive in 2000 and Chairman of the Board in 2002. Mr. Lafley also serves on the Board of General Electric Company, and on the Board of the Cincinnati Center City Development Corporation. He is a Trustee of Hamilton College and is a member of the Business Roundtable and the Business Council.

Judy C. Lewent Age: 59 Director since May 2001 Board committees: Audit, Finance (Chair),	Until September 2007, Ms. Lewent served as the Executive Vice President, Chief Financial Officer of Merck & Co., Inc. She served as Chief Financial Officer of Merck starting in 1990 and also held various other financial and management positions after joining Merck in 1980. Ms. Lewent is also a director of Motorola, Inc. and Thermo Fisher Scientific Inc. Ms. Lewent is a trustee and the chairperson of the audit committee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation and a member of the American Academy of Arts and Sciences.

Thomas W. Luce, III Age: 67 Director from November 1991 - September 2005 and September 2006 - present Board committees: Audit	Mr. Luce currently serves as President, Chief Executive Officer, and Director of the National Math and Science Initiative Inc., a not-for-profit organization dedicated to expanding programs that have a proven positive impact on math and science education. He served as United States Assistant Secretary of Education for Planning, Evaluation and Policy Development from July 1, 2005, until his resignation September 1, 2006. From 1997 until 2005, Mr. Luce was a partner of the business advisory firm Luce & Williams, Ltd. Mr. Luce was a founding partner and managing partner of the law firm of Hughes & Luce, LLP from 1973 until his retirement from the firm in 1997, and was Of Counsel with that law firm until December 2003.

Klaus S. Luft Age: 66 Director since March 1995 Board committees: Audit	Mr. Luft is the founder and Chairman of the Supervisory Board of Artedona AG, a privately held mail order e-commerce company established in 1999 and headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH — Market Access Services GmbH & Co., KG. Since August 1990, Mr. Luft has served as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing, and finance. Mr. Luft is the Honorary Consul of the Republic of Estonia in the State of Bavaria.

Alex J. Mandl Age: 64 Director since November 1997 Board committees: Audit (Chair), Governance and Nominating	Mr. Mandl is currently the non-Executive Chairman of Gemalto, a company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. Before June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the Board of Directors of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl is also a board member of Hewitt Associates, Inc., Horizon Lines, Inc. and Visteon Corporation.

Michael A. Miles Age: 68 Director since February 1995 Board committees: Governance and Nominating (Chair), Leadership Development and Compensation	Mr. Miles is a special limited partner and a member of the Advisory Board of the investment firm Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in those positions from September 1991 to July 1994. Prior to September 1991, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is also a director of Time Warner Inc., AMR Corporation and Citadel Broadcasting Corp. and a trustee of Northwestern University.

Sam Nunn (Presiding Director) Age: 69 Director since December 1999 Board committees: Finance, Leadership Development and Compensation	Mr. Nunn is Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. He was a Senior Partner at the law firm of King & Spalding, Atlanta, Georgia, from 1997 until 2003. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn also serves as a director of Chevron Corporation, The Coca-Cola Company and General Electric Company.

Corporate Governance

Corporate Governance Principles — The Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that our company is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. The Board maintains a set of Corporate Governance Principles intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others. A copy of those principles can be found on our website at www.dell.com/corporategovernance.

Director Independence — The Board of Directors believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments.

The Board has recently evaluated all relationships between each director and Dell and has made the following determinations with respect to each director’s independence:

DIRECTOR INDEPENDENCE

Director	Status[a]

Mr. Carty	Not Independent[b]
Mr. Dell	Not independent[c]
Mr. Gray	Independent
Ms. Krawcheck	Independent[d]
Mr. Lafley	Independent[e]
Ms. Lewent	Independent
Mr. Luce	Independent[f]
Mr. Luft	Independent[g]
Mr. Mandl	Independent[h]
Mr. Miles	Independent[i]
Mr. Nunn	Independent

a –	Unless otherwise noted, the Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Principles that are located at on our website at www.dell.com/corporategovernance.

b –	Mr. Carty serves as our Vice Chairman and Chief Financial Officer and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

c –	Mr. Dell serves as our Chairman of the Board and Chief Executive Officer and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

d –	Ms. Krawcheck serves as Chairman and Chief Executive Officer of Citi Global Wealth Management. During Fiscal 2008, we were both a customer of and a supplier to Citi, and the Board considered those relationships in assessing Ms. Krawcheck’s independence.

e –	Mr. Lafley serves as Chairman and Chief Executive Officer of The Procter & Gamble Co., and during Fiscal 2008, we were a supplier to Procter & Gamble. In addition, Mr. Lafley is a director of the United Negro College Fund, and we made contributions to the UNCF during Fiscal 2008. The Board considered those relationships in assessing Mr. Lafley’s independence.

f –	Mr. Luce serves as the President and Chief Executive Officer and a director of the National Math and Science Initiative, Inc. (“NMSI”), a not-for-profit organization dedicated to expanding programs that have a proven impact on math and science. The Michael and Susan Dell Foundation donated $1,000,000 to NMSI in Fiscal 2008. After considering all the surrounding facts and circumstances, the Board concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Luce’s ability to make independent judgments and, therefore, does not prevent Mr. Luce from being considered an “independent” director. In addition to the small size of the contribution in relation to NMSI’s total expected funding, the Board considered the following facts: (a) NMSI’s charitable purposes are squarely within the historical philanthropic focus of The Michael and Susan Dell Foundation; and (b) Mr. Luce is not compensated by NMSI and, thus, derives no financial benefit from the contribution.

g –	Mr. Luft serves as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. During Fiscal 2008, we were a supplier to Goldman Sachs. The Board considered this relationship in assessing Mr. Luft’s independence.

h –	Mr. Mandl is the non-Executive Chairman of Gemalto and during Fiscal 2008, was the Executive Chairman of Gemalto. During Fiscal 2008, we were a supplier to Gemalto. The Board considered this relationship in assessing Mr. Mandl’s independence.

i –	Mr. Miles’ son, Michael Miles, Jr., is President and Chief Operating Officer of Staples, Inc. Dell supplies products to Staples which Staples sells to its retail customers. The Board considered this relationship in assessing Mr. Miles’ independence.

The Board will continue to monitor the standards for director independence established under applicable law or NASDAQ listing requirements and will ensure that our Corporate Governance Principles continue to be consistent with those standards.

Board Committees — The Board maintains the following committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated above with the directors’ biographical information.

•	Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to our financial statements and reports and other disclosures provided to stockholders, the system of internal controls, and the audit process. Its primary duties include appraising our financial reporting activities and the accounting standards and principles followed; reviewing the scope and adequacy of our internal and financial controls; reviewing the plans, activities and resources of the internal audit function; and reviewing the scope and results of the audit plans of our independent and internal auditors. The Audit Committee also selects, engages, compensates and oversees our independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under our Corporate Governance Principles, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and NASDAQ listing requirements. The Board has determined that each Audit Committee member meets the NASDAQ “financial literacy” requirement and that Mr. Mandl and Ms. Lewent are “financial experts” within the meaning of the current rules of the Securities and Exchange Commission.

•	Leadership Development and Compensation Committee — The Leadership Development and Compensation Committee reviews and recommends to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer; reviews and approves the amounts and types of compensation to be paid to our other executive officers and the non-employee directors; reviews and approves, on behalf of the Board, salary, bonus and equity guidelines for Dell’s other employees; and administers our stock-based compensation plans. The Leadership Development and Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in our Corporate Governance Principles.

•	Finance Committee — The Finance Committee oversees all areas of corporate finance, including capital structure, equity and debt financings, capital expenditures, merger and acquisition activity, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities. A majority of the members of the Finance Committee are directors who satisfy the standards of independence established in our Corporate Governance Principles.

•	Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance, including formulating and recommending to the full Board governance policies and processes, reviewing and approving ethics and compliance policies, and monitoring the independence of members of the Board; selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board; makes recommendations regarding the structure and membership of the Board committees; and administers an annual self-

evaluation of Board performance. This committee is also responsible for monitoring, on behalf of the Board, our sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards of independence established in our Corporate Governance Principles.

The Governance and Nominating Committee’s policies and processes for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, are set forth in “Additional Information — Director Nomination Process” below.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of the Corporate Governance Principles, and a copy of each charter can be found on our website at www.dell.com/corporategovernance.

Meetings and Attendance — During Fiscal 2008, the full Board held 7 meetings, the Audit Committee met 29 times, the Leadership Development and Compensation Committee met 8 times, the Finance Committee met 5 times, and the Governance and Nominating Committee met 4 times. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

It is our policy that each director is expected to attend the annual meeting of stockholders, and that policy has been incorporated into our Corporate Governance Principles. All directors attended last year’s annual meeting.

Communicating with Directors — Stockholders may send communications to the Board of Directors as a whole, the independent directors as a group, any Board committee, the Presiding Director, or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, and a description of those procedures can also be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell and Mr. Carty are currently the only members of the Board who are also Dell employees, and they do not receive any additional compensation for serving on the Board. This section describes the Fiscal 2008 compensation of our non-employee directors, including compensation attributed to Mr. Carty in his capacity as a director prior to his becoming an executive officer. Details regarding Mr. Carty’s compensation as an executive officer can be found under “Executive Compensation” below. After Mr. Carty resigns as Vice Chairman and Chief Financial Officer on June 13, 2008, he will begin receiving the standard director annual compensation as described below.

Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which, during Fiscal 2008, was $75,000. The chair of the Audit Committee receives an additional annual retainer of $20,000; the chair of each of the other Board committees receives an additional annual retainer of $15,000; and the Presiding Director receives an additional annual retainer of $15,000 if he or she is not the chair of a Board committee. Each director can receive the retainer in cash, defer all or a portion into a deferred compensation plan, or receive fair market value stock options or restricted stock units in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or restricted stock units received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Leadership Development and Compensation Committee. The annual retainers are payable at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, the retainer is payable at the first Board meeting attended by the new director.

Option and Stock Unit Awards — The non-employee directors are also eligible for stock option and restricted stock unit awards. The number of options and units awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions), are generally within the discretion of the Leadership Development and Compensation Committee, except that (a) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of common stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit), (b) the exercise price of any option cannot be less than the fair market value of the common stock on the date of grant, and (c) no option can become exercisable, and no restricted stock unit can become transferable, earlier than six months from the date of grant.

Option and restricted stock unit awards are granted at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, option and restricted stock unit awards are granted on the date of the first Board meeting attended by the new director.

Other Benefits — We reimburse directors for their reasonable expenses associated with attending Board meetings and provide them with liability insurance coverage for their activities as directors.

Under our Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. We have entered into indemnification agreements with each of the non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided, but were entered into to establish processes and procedures for indemnification claims.

Director Compensation During Fiscal 2008 — The following table sets forth the compensation paid to the non-employee directors for Fiscal 2008, including compensation attributable to Mr. Carty in his capacity as a director prior to his becoming an executive officer.

	Fees Earned		Equity Awards[a]
	or		Restricted		All Other
Name	Paid in Cash		Stock/Units	Options	Compensation	Total

Mr. Carty[b]	--		$44,461	$53,940	$3,739,392[d]	$3,837,793
Mr. Gray	$75,000		55,360	53,940	--	184,300
Ms. Krawcheck	--		57,991	121,463	--	179,453
Mr. Lafley	75,000	[c]	57,991	53,347	--	186,338
Ms. Lewent	--		145,347	59,742	--	205,089
Mr. Luce	--		136,515	32,936	--	169,451
Mr. Luft	--		130,338	66,858	--	197,196
Mr. Mandl	75,000		55,360	53,940	--	184,300
Mr. Miles	90,000		55,360	59,742	3,873,543[d]	4,078,645
Mr. Nunn	--		145,347	59,742		205,089

a –	Represents the dollar amount of equity compensation cost recognized for financial statement reporting purposes with respect to Fiscal 2008 for awards granted in and prior to Fiscal 2008, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. See Note 5 of Notes to Consolidated Financial Statements included in “Part II — Item 8 — Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for Fiscal 2008 for a description of the assumptions used in that computation. The actual value realized by the director with respect to restricted stock and stock unit awards will depend on the market value of Dell common stock on the date the underlying stock is sold, and the actual value realized by the director with respect to option awards will depend on the difference between the market value of Dell common stock on the date the option is exercised and the exercise price.

The following table sets forth the number of shares covered by awards made in Fiscal 2008. All of these awards were made on December 4, 2007, the date of the first Board meeting following last year’s annual meeting of stockholders.

	Annual	Restricted	Stock
	Restricted	Stock Units in	Options in
	Stock Unit	Lieu of	Lieu of
Name	Award	Retainer	Retainer

Mr. Carty	–	–	–
Mr. Gray	8,475	--	–
Ms. Krawcheck	8,475	–	9,540
Mr. Lafley	8,475	–	--
Ms. Lewent	8,475	3,813	–
Mr. Luce	8,475	4,023	--
Mr. Luft.	8,475	3,177	–
Mr. Mandl	8,475	--	–
Mr. Miles	8,475	–	–
Mr. Nunn	8,475	3,813	–

The restricted stock units included in the Annual Restricted Stock Unit Award column vest ratably over three years (33.33% per year), so long as the director remains a member of the Board. The portion that is unvested at the time the director ceases to be a member of the Board (other than by reason of mandatory retirement, death or permanent disability) is forfeited. All unvested restricted stock units vest immediately upon mandatory retirement, death or permanent disability. The grant date fair value for these awards, computed in accordance with SFAS 123(R), was $200,010 for each of the Annual Restricted Stock Unit Awards.

The restricted stock units included in the Restricted Stock Units in Lieu of Retainer column were granted pursuant to the director’s election to receive restricted stock units in lieu of their annual cash retainer. These units were fully vested at grant, but may not be sold or transferred for six months following the grant. The number of shares was determined by dividing the foregone retainer amount by the fair market value of Dell common stock on the date of grant ($23.60). The grant date fair value for these awards, computed in accordance with SFAS 123(R), was equal to the amount of the foregone retainer ($95,000 in the case of Mr. Luce, $90,000 in the case of Ms. Lewent and Mr. Nunn, and $75,000 in the case of Mr. Luft).

The options included in the Stock Options in Lieu of Retainer column were granted pursuant to Ms. Krawcheck’s election to receive stock options in lieu of her $75,000 annual cash retainer. This option award vests immediately and becomes exercisable ratably over 5 years (20% per year). The options expire 10 years from the date of grant. The number of options was determined by dividing 300% of the foregone retainer amount by the exercise price which was set at the fair market value of the common stock on the date of grant ($23.60). The grant date fair value for this award, computed in accordance with SFAS 123(R), was $68,116.

The following table sets forth the number of shares of restricted stock or stock units and the number of shares underlying stock options held by each of the non-employee directors as of the end of Fiscal 2008.

	Restricted
	Stock/Restricted
Name	Stock Units	Stock Options

Mr. Carty	5,037	150,376
Mr. Gray	13,512	83,375
Ms. Krawcheck	17,941	56,865
Mr. Lafley	17,941	47,325
Ms. Lewent	17,325	157,669
Mr. Luce	17,178	37,208
Mr. Luft	16,689	165,091
Mr. Mandl	13,512	167,704
Mr. Miles	13,512	162,514
Mr. Nunn	17,325	182,549

The information for Mr. Carty reflects awards he received in his capacity as a director prior to becoming an executive officer. For information regarding awards he received as an executive officer, see “Executive Compensation” below.

b –	The amount in the Equity Awards columns reflects expenses attributable to Mr. Carty’s awards granted in his capacity as a director prior to his becoming an executive officer. As an executive officer, he is no longer eligible for additional compensation for service on the Board. For a description of Mr. Carty’s compensation as an executive officer, see “Executive Compensation” below.

c –	Mr. Lafley deferred his $75,000 retainer into the deferred compensation plan.

d –	Represents amount paid with respect to expired in-the-money stock options. After we delayed the filing of our Annual Report on Form 10-K for Fiscal 2008, we suspended the exercise of stock options. As a result, Mr. Miles had 198,888 options that expired while he had no ability to exercise or otherwise prevent their expiration. Along with other similarly situated directors, officers and employees, Mr. Miles received payment equal to the in-the-money value of the options at expiration. For information on the amount paid to Mr. Carty, see “Executive Compensation — Summary Compensation Table.”

Proposal 2 – Ratification of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent auditor for Fiscal 2009, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the Charter of the Audit Committee, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent auditor as the Audit Committee deems appropriate.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2009.

In accordance with our Bylaws, approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

PricewaterhouseCoopers LLP is a registered public accounting firm and has been our independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to conduct an integrated audit of our financial statements and internal control over financial reporting, we engage the firm from time to time to perform other services. The following table sets forth all fees we incurred in connection with professional services rendered by PricewaterhouseCoopers LLP during each of the last two Fiscal years (in millions).

Fee Type	Fiscal 2008	Fiscal 2007

Audit Fees[a]	$51.1	$11.9
Audit Related Fees[b]	0.6	0.6
Tax Fees[c]	0.5	1.9

Total	$52.2	$14.4

a –	This category includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal controls under Section 404 of the Sarbanes-Oxley Act, for the review of the quarterly financial statements, and for the statutory audits of international subsidiaries. Also includes fees incurred for professional services rendered in connection with the Audit Committee and SEC investigations in the approximate amount of $35 million for Fiscal 2008. Similar fees for Fiscal 2007 were nominal.

b –	This category includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of our financial statements, including the audits of our employee benefit plans, contract compliance reviews, and accounting research.

c –	This category includes fees incurred for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning, and executive tax consulting and return preparation for executives not in a financial reporting oversight role.

The Audit Committee has determined that the provision of the non-audit services described in note (c) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

All Fiscal 2008 and Fiscal 2007 services were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided by our independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for Fiscal 2009 and has also given its approval for up to a year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Proposal 3 — Approval of the Executive Annual Incentive Bonus Plan

In May 2008, the Board of Directors, upon the recommendation of the Leadership Development and Compensation Committee, unanimously approved and adopted the Executive Annual Incentive Bonus Plan (the “Annual Bonus Plan”) to govern the award and payment of annual cash bonuses to certain of Dell’s executive officers and directed that the Annual Bonus Plan be submitted to Dell’s stockholders for approval so that payments under the Annual Bonus Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

The Board of Directors recommends a vote “FOR” the approval of the Annual Bonus Plan.

The purpose of the Annual Bonus Plan is to enhance Dell’s ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote Dell’s success. The Annual Bonus Plan is also intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

The Annual Bonus Plan will replace the substantially identical Executive Annual Incentive Bonus Plan that was approved by the stockholders at the 2003 annual meeting and is set to expire at this year’s annual meeting.

The Board believes that it is in the best interests of Dell and its stockholders to ensure that cash bonuses paid to its executive officers are deductible by Dell for federal income tax purposes. Accordingly, Dell has structured the Annual Bonus Plan to satisfy the requirements of Section 162(m) for “performance-based” compensation. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” (see the “Executive Compensation — Summary Compensation Table” below) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders. The Board also believes that the Annual Bonus Plan serves Dell’s interests by focusing management’s attention on the achievement of those goals that the Board determines to be strategically and operationally important for Dell.

If the Annual Bonus Plan is not approved by the stockholders, we will not grant any bonuses under the plan. However, we may otherwise grant annual cash bonuses to the executive officers who would have been eligible to participate in the plan. In that event, these bonuses would not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, and, accordingly, all or a portion of the bonuses might not be deductible by Dell for federal income tax purposes.

Approval of the Annual Bonus Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Summary Description of Annual Bonus Plan

The following is a brief summary of the material features of the Annual Bonus Plan. The full text of the plan document is attached as Appendix A.

Administration and Operation

The Annual Bonus Plan will be administered by the Leadership Development and Compensation Committee. That committee will have complete and absolute authority to make any and all decisions regarding the administration of the Annual Bonus Plan, including interpreting the terms and provisions of the Annual Bonus Plan and establishing, adjusting, paying, or declining to pay bonuses under the Annual Bonus Plan.

Eligible Executives

Participation in the Annual Bonus Plan will be limited to “Eligible Executives,” which is defined as the Chief Executive Officer and any other executive officer designated by the Leadership Development and Compensation Committee. No non-employee director or non-executive officer employee will be entitled to participate in, or otherwise receive benefits under, the Annual Bonus Plan. Currently, we have 14 executive officers, including the Chief Executive Officer.

Performance Goal

The Board has chosen “Consolidated Net Income” as the measure of performance necessary for the payment of bonuses under the Annual Bonus Plan. For purposes of the Annual Bonus Plan, Consolidated Net Income consists of net income before extraordinary items, as reported in our applicable quarterly or annual published financial statements, as adjusted to exclude charges associated with acquisitions and divestitures.

Establishment of Target Bonuses

Within 90 days after the end of each fiscal year, the Leadership Development and Compensation Committee will designate those Eligible Executives who are to be participants in the Annual Bonus Plan for the next fiscal year and will specify the terms and conditions for the determination and payment of an “Incentive Bonus” to each of those participants. The maximum Incentive Bonus that may be payable to any Eligible Executive for any fiscal year will be 0.5% of the Consolidated Net Income for that fiscal year. The Leadership Development and Compensation Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards that the committee determines to be appropriate. The Annual Bonus Plan contains special provisions for designating additional Eligible Executives for participation in the Annual Bonus Plan after such 90-day period and determining the amount of their maximum Incentive Bonuses.

Certification and Determination of Incentive Bonuses

As soon as practicable after the end of each fiscal year, the Leadership Development and Compensation Committee will certify in writing whether the stated performance goal has been met and will determine the amount of the Incentive Bonus to be paid to each Annual Bonus Plan participant. In determining that amount, the committee will consider the target bonuses established at the beginning of the year, the degree to which the established standards were satisfied, and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any Incentive Bonus that would otherwise be payable.

Payment of Incentive Bonuses

Following the Leadership Development and Compensation Committee’s determination of the Incentive Bonuses to be paid, those Incentive Bonuses will be paid in cash (subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash if such alternatives are available).

Duration and Amendment

If the Annual Bonus Plan is approved by the stockholders, it will be effective for Fiscal 2009 (Dell’s current fiscal year, which commenced on February 2, 2008) and will continue in effect until the fifth anniversary of the date of such approval. The Board, however, may suspend or terminate the Annual Bonus Plan at any time. In addition, the Board may amend the Annual Bonus Plan from time to time as it deems advisable, except that, without the approval of the stockholders, the Board may not amend the Annual Bonus Plan to (a) increase the maximum amount of Incentive Bonus that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the Annual Bonus Plan, (b) materially modify the eligibility requirements for participation in the Annual Bonus Plan, or (c) change the material terms of the stated performance goal.

Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences associated with payments under the Annual Bonus Plan. It is based on existing U.S. laws and regulations, and there can be no assurances that those laws and regulations will not change in the future. Tax consequences in other countries vary.

Under present federal income tax law, an Annual Bonus Plan participant will be taxed at ordinary income rates on the cash portion of the bonus in the year in which such cash was received. If a participant elects to defer a portion of the bonus or to receive it in some form other than cash (if such alternatives are available), the participant may be entitled to defer the recognition of income. Generally, and subject to the provisions of Section 162(m), we will receive a federal income tax deduction corresponding to the amount of income recognized by the Annual Bonus Plan participants.

New Plan Benefits

The awards that will be granted in the future to eligible participants under the Annual Bonus Plan are subject to the discretion of the Leadership Development and Compensation Committee and, therefore, are not determinable at this time. As noted above, the Annual Bonus Plan is substantially identical to the plan in effect during Fiscal 2008, and the following table sets forth information regarding awards that were made during Fiscal 2008.

Name	Bonus Awarded

Mr. Dell	--
Mr. Carty	$934,176
Mr. Cannon	547,939
Mr. Garriques	524,394
Mr. Jarvis[a]	183,462
Executive Officer Group (13 persons)	$ 7,287,209

a –	Mr. Jarvis joined Dell in October 2007 and his Fiscal 2008 bonus was based on his salary from his start date through the end of the fiscal year.

None of the awards made during Fiscal 2008 would have been different had the Annual Bonus Plan been in effect.

Stockholder Proposal 1 – Reimbursement of Proxy Expenses

The American Federation of State, County and Municipal Employees Pension Plan (the “AFSCME Pension Plan”), which has indicated that it beneficially owned 15,033 shares of Dell common stock at January 30, 2008, has requested that a proposal to amend the Company’s Bylaws to provide for the reimbursement of certain proxy expenses incurred in connection with a stockholder proposed director nomination be presented for stockholder vote at the annual meeting. The proposal, along with the AFSCME Pension Plan’s supporting statement, is included verbatim below. The AFSCME Pension Plan’s request was submitted by Gerald W. McEntee, Chairman of the AFSCME Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036.

For the reasons set forth following the proposal and supporting statement, management disagrees with the AFSCME Pension Plan’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” the AFSCME Pension Plan’s proposal.

Approval of the AFSCME Pension Plan’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

The AFSCME Pension Plan Proposal and Supporting Statement

RESOLVED, that pursuant to section 109 of the Delaware General Corporation Law and Article IX of the bylaws of Dell Inc., stockholders of Dell hereby amend the bylaws to add the following Section 13 to Article II:

“The board of directors shall cause the corporation to reimburse a stockholder or group of stockholders (together, the “Nominator”) for reasonable expenses (“Expenses”) incurred in connection with nominating one or more candidates in a contested election of directors to the corporation’s board of directors, including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses, so long as (a) the election of fewer than 50% of the directors to be elected is contested in the election, (b) one or more candidates nominated by the Nominator are elected to the corporation’s board of directors, (c) stockholders are not permitted to cumulate their votes for directors, and (d) the election occurred, and the Expenses were incurred, after this bylaw’s adoption. The amount paid to a Nominator under this bylaw in respect of a contested election shall not exceed the amount expended by the corporation in connection with such election.

Supporting Statement

In our opinion, the power of stockholders to elect directors is the most important mechanism for ensuring that corporations are managed in stockholders’ interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies, including Dell. Harvard Law School professor Lucian Bebchuck has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called “short-slates” — slates of director candidates that would not comprise a majority of the board, if elected — contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) The proposed bylaw would provide reimbursement for reasonable expenses incurred in successful short slate efforts — but not contests aimed at changing control by ousting a majority or more of the board — with success defined as the election of at least one member of the short slate.

The bylaw would also cap reimbursable expenses at the amount expended by the company on the contested election. We believe that the amount spent by a dissident stockholder or group will rarely exceed the amount spent by the company, but the cap ensures that the availability of reimbursement does not create an incentive for wasteful spending.

We urge stockholders to vote for this proposal.

Our Statement in Opposition

Currently, the Board has the power to reimburse the proponent of a successful proxy contest if it determines that the reimbursement is in the best interests of all stockholders and that the amounts reimbursed are reasonable. The AFSCME Pension Plan’s proposal would make the reimbursement mandatory and would require that all the stockholders of the company bear the costs incurred by any individual stockholder who seeks to elect candidates of its own choosing to the Board. As a result, the proposal creates a reimbursement right for successful contested elections that is much more favorable to dissident stockholders or groups than the rights provided by Delaware law and does not assure that the amounts reimbursed would be reasonable. Under the AFSCME proposal, nobody with a fiduciary duty to all the stockholders would make a decision about the propriety or amount of the reimbursement. The likely result of such a proposal would be to encourage an increase in contested elections, resulting in increased costs to Dell and its stockholders and increased distraction of management from Dell’s ordinary business.

Candidates nominated by individual stockholders, who are not bound by the same fiduciary duties to Dell and its stockholders, are not subject to the director qualification standards described in the Director Nomination Process and their nomination may not be in the best interests of Dell and its stockholders. The Board believes that stockholders should pay their own proxy expenses to promote their candidates. Individual stockholders may desire to pursue their own personal interests and are free to nominate director candidates without regard to whether those candidates are committed to the long-term best interests of other stockholders. The adoption of the AFSCME Pension Plan’s proposal could require Dell to fund a proxy contest of opposition candidates, regardless whether those candidates are qualified to serve as a director. The Board believes that this would not represent good corporate governance and would do little to further Dell’s business strategies.

The Board believes that the best results for stockholders are obtained when directors act together constructively and collegially to create stockholder value. The underlying premise of the proposal – that proxy contests designed to elect representatives of particular stockholder constituencies are a good thing for public companies – is, in the Board’s opinion, flawed. A proxy contest of this type can lead to a polarized board of directors where competing factions make it difficult for the board to pursue it duties to the company and the stockholders.

The Governance and Nominating Committee of the Board of Directors has the responsibility to identify and nominate qualified director candidates to serve on Dell’s Board of Directors. The committee has a defined procedure for individuals to recommend director candidates, which can be found below under “Other Information – Director Nomination Process.” This process gives stockholders an opportunity to recommend director candidates to the board and have their qualifications properly reviewed by the Governance and Nominating Committee.

Furthermore, with the implementation of the new Securities and Exchange Commission rule that allows proxy material to be furnished over the Internet, stockholders will be able to nominate competing directors without the necessity of incurring the high printing and mailing costs previously required in such a contest.

For these reasons, the Board of Directors strongly urges Dell stockholders to vote “AGAINST” the AFSCME Pension Plan’s proposal regarding the reimbursement of proxy expenses.

Stockholder Proposal 2 — Advisory Vote on Executive Compensation

The AFL-CIO Reserve Fund (the “AFL-CIO Fund”), which has indicated that it beneficially owned 1,500 shares of Dell common stock at February 11, 2008, has requested that a proposal regarding an advisory vote on executive compensation be presented for stockholder vote at the annual meeting. The proposal, along with the AFL-CIO Fund’s supporting statement, is included verbatim below. The AFL-CIO Fund’s request was submitted by Daniel F. Pedrotty, Director of the Office of Investment of the American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006.

For the reasons set forth following the proposal and supporting statement, management disagrees with the AFL-CIO Fund’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” the AFL-CIO Fund’s proposal.

Approval of the AFL-CIO Fund’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

The AFL-CIO Fund Proposal and Supporting Statement

RESOLVED, that stockholders of Dell request the board of directors adopt a policy that provides stockholders the opportunity at each annual stockholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Dell has not always been structured in ways that best serve stockholders’ interests. For example, former CEO and President Kevin Rollins was paid more than $8.5 million in total compensation for 2007 while, in the same year, our company determined the need to restate financial statements relating to Fiscal 2003, 2004, 2005 and 2006.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but gives stockholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the stockholder advisory vote found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoptions. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)

Currently U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Dell’s board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Dell with useful information about stockholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

Our Statement in Opposition

Dell has a comprehensive, performance-based executive compensation program. We emphasize pay for performance in a competitive marketplace. In the section entitled “Executive Compensation” below, we have provided stockholders with complete information about our executive compensation programs, detailed disclosure regarding the amounts and types of compensation paid to our Named Executive Officers, and a comprehensive analysis of the objectives, practices and decision-making processes of our Leadership Development and Compensation Committee, which is composed entirely of independent directors. That committee, in establishing appropriate compensation plans and levels for Dell’s senior executives, seeks to reward both individual and company performance and takes into account the levels and forms of compensation necessary to recruit and retain talented executives.

We actively engage our large shareholders on a full range of governance issues, including executive compensation, and we believe there are adequate means for all of our shareholders to advise management and the Board as a whole, the independent directors as a group, any Board committee, the Presiding Director or any other individual member of the Board, of their views. See “Proposal 1 – Election of Directors — Corporate Governance – Communicating with Directors.” In addition, we have instituted an investor relations blog, DellShares, and we give our individual stockholders the opportunity to ask questions of management at each Annual Meeting of Stockholders. In all of these forums, stockholders can express any specific concerns they have regarding the management of the company, including concerns regarding executive compensation.

We believe that these methods of communication are much more effective for conveying stockholder opinions on our executive compensation than the backward-looking advisory vote suggested by the AFL-CIO Fund’s proposal. The advisory vote would not provide meaningful guidance as the Leadership Development and Compensation Committee could not tell whether a disapproving advisory vote, if one should occur, would reflect concerns about the compensation of one or several executive officers, or all of them, or concerns about salary, bonus or equity, or concerns about the company’s overall compensation philosophy. It is likely, in fact, that stockholder approval or disapproval would be given for many different reasons and might reflect many different views, none of which would be communicated by the vote itself. If, in attempting to avoid a stockholder disapproval of our executive compensation practices, we are unable to maintain competitive compensation practices, we could be hampered in our ability to attract the talented executives we need and we could lose significant executive talent to other organizations.

Management believes in full and fair disclosure of the company’s compensation philosophy as well as the details of executive compensation, and makes every effort to encourage open communications with stockholders. In addition, the Board has adopted majority voting for the election of directors as well as a recoupment policy for executive compensation. The proposal, if adopted, would not provide stockholders with any meaningful way to communicate specific concerns to the Board and would not accomplish its stated goals.

For these reasons, the Board strongly urges Dell stockholders to vote “AGAINST” the AFL-CIO Fund’s proposal regarding an advisory vote on executive compensation.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles and decision making process. It discusses the Leadership Development and Compensation Committee’s determinations of how and why, in addition to what, compensation actions were taken for the executive officers identified in the Summary Compensation Table below (the “Named Executive Officers”).

Specifically, the Leadership Development and Compensation Committee has the responsibilities listed below. For more information about the committee’s role, see the committee’s charter, which can be found on Dell’s website at www.dell.com/corporategovernance.

•	Reviewing with management and approving the compensation philosophy and core objectives of the compensation program for executive officers
•	Evaluating the performance of the Chairman and Chief Executive Officer in light of the current business environment and our strategic objectives
•	Reviewing and recommending to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer and reviewing and approving all forms of compensation to be provided to the other executive officers, including establishing target opportunity levels, setting performance goals and certifying results
•	Acting as administrator of our compensation plans, including granting awards to executive officers
•	Evaluating the need for, and provisions of, employment contracts or severance arrangements for the executive officers

The Leadership Development and Compensation Committee has delegated its authority with respect to compensation decisions for non-executive officer employees to the Chairman and Chief Executive Officer, subject to periodic review by the committee. The sections presented will follow in the order of the duties listed above.

Executive Compensation Philosophy and Core Objectives

The Leadership Development and Compensation Committee is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage between pay, company performance and results for stockholders. The committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent through adherence to the following core compensation objectives:

•	Providing compensation commensurate with the level of business performance achieved, ranging from above-average overall rewards for performance that exceeds that of our peers to below-average compensation for below-average performance;
•	Providing a total compensation opportunity that is competitive with similar high-tech and other large global companies that we compete with for talent;
•	Managing fixed costs by combining a conservative approach to base salaries and benefits, with a greater focus on performance-dependent short- and long-term incentives;

•	Recognizing and rewarding the achievement of both corporate and individual performance goals; and
•	Heavily weighting the compensation package towards long-term, performance-dependent incentives to better align the interests of executives with stockholders.

Our compensation programs are designed to reward achievement of corporate priorities, and these programs will change from time to time as necessary to support the corporate priorities and as those priorities change. The specific principles, components and decisions used in Fiscal 2008 to manage the compensation of executive officers are discussed in more detail below.

Evaluating Performance

Process for Evaluating Chairman and Chief Executive Officer Performance

All recommendations relating to the compensation of the Chairman and Chief Executive Officer are made by the Leadership Development and Compensation Committee in executive session, without management present. In assessing the compensation of the Chairman and Chief Executive Officer, the committee considers the performance of the company, the executive’s contribution to that performance, and other factors (including experience, retention and criticality of skill-set) in the same manner as for any other executive officer. The committee’s recommendations are subject to approval of the full Board of Directors.

Environment

We operate in a highly competitive industry that includes several other large branded competitors as well as a number of smaller branded and generic competitors. As Dell’s historical cost advantage has been steadily eroded by competitors, the need to reposition for the future has become undeniable. In Fiscal 2008, management developed and began to implement a transformational strategy. The following five focus areas have been identified as critical to successfully executing this transformation:

•	Better meeting the needs of small and medium business customers;
•	Better meeting the needs of consumers and improving profitability of our consumer business;
•	Improving notebook products and sales channels;
•	Better meeting the needs of enterprise customers; and
•	Growing in emerging countries.

The strategy relies on initiatives in the following areas:

•	New products;
•	Operating expense reductions;
•	Expanded service offerings;
•	Renewed emphasis on customer satisfaction;
•	Global consumer business; and
•	Retail

Results

Fiscal 2008 was a year of change for Dell. The founder, recently returned to the position of Chief Executive Officer, strengthened the leadership team of the company by adding significant external talent and began a restructuring effort aimed at reducing costs and realigning the business from a predominantly geographic focus to one organized by global business segments. A number of the company’s long-term strategic initiatives, aimed at driving sustainable performance and improving areas such as customer satisfaction, continued to show positive results during the year, and, as a result, financial performance was strengthened. The compensation actions taken for the Chairman and Chief Executive Officer and the other Named Executive Officers based on these results are discussed in the next section.

Executive Officer Compensation

The Total Compensation Package

Process – When making individual compensation decisions for executive officers, the committee takes many factors into account, including the performance of the company overall; the recommendation of the Chairman and Chief Executive Officer (except for decisions relating to his own compensation); the individual’s performance and experience; the individual’s historical compensation; comparisons to other executive officers (both those of the company and those of Dell’s peer group); and any retention concerns if relevant.

Compensation Consultants – The charter of the Leadership Development and Compensation Committee authorizes the Committee to engage independent consultants at any time at the expense of the company, but did not engage independent consultants in Fiscal 2008. The Committee periodically evaluates the need to engage outside consultants.

Elements of the Total Compensation Package – The key elements of the compensation program for our executive officers are base salary, annual incentive bonus, long-term incentives and benefits and perquisites.

The chart below is representative of the target overall pay mix for our Named Executive Officers, excluding Mr. Dell, who does not receive any long-term incentives. The committee takes a holistic approach to executive compensation and balances the individual compensation elements for each executive officer individually. The total compensation package for each Named Executive Officer is tailored to the individual. A representative comparison of the Fiscal 2008 target value of each element to the whole for the Named Executive Officer population is illustrated in the following graphic:

Target Pay Mix Chart

Pay Mix – Because executive officers are in a position to directly influence the overall performance of the company, and in alignment with our highly-leveraged pay-for-performance philosophy, a significant portion of their compensation is delivered in the form of performance-dependent, short- and long-term incentive programs. The level of performance-dependent pay varies for each executive based on level of responsibility market practices, and internal equity considerations.

Competitive Market Assessment – The Leadership Development and Compensation Committee annually reviews market compensation levels for executive officers at similar high-tech and other large global general industry companies to determine whether the compensation components for our executive officers remain in the targeted ranges described below under “Market Positioning.” With the assistance of the human resources department, management collects and presents to the Leadership Development and Compensation Committee compensation data for the top five most highly-paid executive officers from a list of targeted comparator companies as well as data for all executive officers from published compensation surveys. These compensation surveys include data on high-tech and general industry pay practices for each executive position at companies similar in size and complexity to Dell. The compensation assessment includes an evaluation of base salary, target annual incentive opportunities, long-term incentive grant values and benefits for each of our executive officers relative to similar positions in the market. Dell’s total compensation levels are set at these benchmarks with the exception of the following situations: (a) the scope of responsibilities for the benchmarked Dell position is believed to be significantly different from those for which peer data is available; (b) the Dell position is believed to be significantly more vital to Dell’s success than at peer companies; or (c) the incumbent filling the Dell position is believed to be critical to Dell’s future success. In these limited situations, total compensation may be set at levels in the top half of current market guidelines.

The peer group for evaluating pay for the executive officers is based on those companies with which we compete for talent. The committee reviews and approves the peer group annually using an assessment of sales volumes, market capitalization, number of employees, product mix and business results. The peer group generally remains consistent year-over-year unless compelling reasons for adding or removing companies are identified. The peer group used to evaluate executive pay practices at the beginning of Fiscal 2008 consisted of the following 24 companies:

• Advanced Micro Devices, Inc.	• Home Depot Inc.
• Apple Inc.	• Honeywell International Inc.
• Applied Materials Inc.	• Intel Corp.
• Best Buy Co., Inc.	• International Business Machines Corp.
• CDW Corp.[a]	• Johnson & Johnson
• Cisco Systems Inc.	• Lexmark International Inc.
• Citigroup Inc.	• Microsoft Corp.
• Computer Sciences Corp.	• Motorola, Inc.
• Electronic Data Systems Corp.[b]	• Oracle Corp.
• EMC Corp.	• Procter & Gamble Co.
• General Electric Company	• Texas Instruments Inc.
• Hewlett Packard Co.	• Wal Mart Stores Inc.

a –	CDW Corp. will cease to be a part of Dell’s peer group for Fiscal 2009 as a result of its acquisition by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners Inc.

b –	Electronic Data Systems Corp. is currently being pursued as an acquisition target by another member of Dell’s peer group and will cease to be a part of Dell’s peer group for Fiscal 2009 if acquired during that time.

Market Positioning – The Leadership Development and Compensation Committee targets base salary and benefits at the median of competitive market practices and variable compensation (annual incentives and the grant value of long-term incentives) at the 75th percentile of the market for each component. The committee believes that above-average overall pay positioning will allow us to attract and retain the appropriate level of executive talent while appropriately rewarding high performance through stretch performance objectives. As discussed, the actual target compensation for each individual executive may be higher or lower than the targeted market position based on individual skills, experience, contribution, performance, internal equity, or other factors that the committee may take into account that are relevant to the individual executive. In addition, actual compensation results (e.g., amounts earned and paid each year) may be higher or lower than target based on corporate and regional/business unit performance.

Individual Compensation Components

Base Salary

Design – Dell’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to run the business. The base salaries are targeted at market median levels, although each executive officer may have a base salary above or below the median of the market. Actual individual salary amounts are not objectively determined, but instead reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including any retention concerns, the individual’s historical compensation and internal equity considerations. During Fiscal 2008, the Leadership Development and Compensation Committee carefully considered the input and recommendations of Mr. Dell as Chairman and Chief Executive Officer when evaluating factors relative to the other executive officers in order to approve salary adjustments.

Results – As noted above, the focus of the compensation package is on the performance based elements. As a result, in Fiscal 2008, annual salary increases among executive officers generally were modest (matching or slightly lagging general market salary movements) as more focus was placed on the annual incentive bonus and the long-term incentive program.

Annual Incentive Bonus

Design – The annual incentive bonus plan is designed to align executive officer pay with overall company financial performance. The plan provides a reward based on the achievement of corporate and individual performance objectives.

Annual incentives for Fiscal 2008 were paid to executive officers under the Executive Annual Incentive Bonus Plan. This plan was designed to qualify as tax-deductible under Section 162(m) of the Internal Revenue Code, and was approved by stockholders at the 2003 annual meeting. A similar plan is being submitted for stockholder approval and “Proposal 3 – Approval of Executive Annual Incentive Bonus Plan” for bonuses to be paid in Fiscal 2009.

The Leadership Development and Compensation Committee establishes a target incentive opportunity for each executive officer expressed as a percent of base salary. As explained in the chart under “Elements of the Total Compensation Package” above, the base salary and annual incentive bonus component of the pay mix are generally equal in amount, each comprising approximately 15% of the pay mix. Therefore, most Named Executive Officers were granted a target incentive opportunity equal to their base salary. Mr. Dell, the individual with the greatest overall responsibility for company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his overall pay mix even more heavily towards performance-based compensation. For the Named Executive Officers, the target annual incentives for Fiscal 2008 were as follows:

Target Incentive as a %
Named Executive	of Base Salary[a]

Mr. Dell	200%
Mr. Carty	100%
Mr. Cannon	100%
Mr. Garriques	100%
Mr. Jarvis[b]	100%

a –	To qualify for tax deductibility under Section 162(m) of the Internal Revenue Code, the maximum payout for Fiscal 2008 was capped at 0.10% of consolidated net income for each named executive officer, with the exception of Mr. Dell, whose payout was capped at 0.20% of consolidated net income.

b –	Because Mr. Jarvis commenced employment in October 2007, the committee did not include him in the Executive Annual Incentive Bonus Plan. His bonus amount was consistent with those under the Executive Annual Incentive Bonus Plan, but was paid pursuant to the bonus program available to non-executive officers.

To arrive at a payout number, the target percentage of salary for each executive officer is multiplied by a formula based on corporate performance and the achievement of individual performance goals. The formula is illustrated below.

Target Annual Incentive	X	Corporate Performance Modifier (0%-200%)	X	Individual Performance Modifier (0%-150%)	=	Annual Incentive Payout (0%-300%)

Corporate Performance Target – At the end of the year, the Leadership Development and Compensation Committee evaluates company performance against specific financial and strategic performance targets set at the beginning of the year and modifies the bonus payout to 0% to 200% of the target (subject to the possible application of the other modifiers included in the formula). For Fiscal 2008, the financial performance objective was operating income and is based on the company’s internal performance goals, as follows:

	Threshold	Target	Maximum

Operating Income	$1.8 billion	$2.8 billion	$5.6 billion

Individual Performance – The Leadership Development and Compensation Committee, with input from Mr. Dell, evaluates individual performance for the company’s executive officers using a mix of objective and subjective performance criteria. For Fiscal 2008, some of the considered objectives included:

•	Achieving financial targets for the business segment or region
•	Reducing costs
•	Maintaining brand health
•	Addressing human capital needs
•	Meeting strategic objectives
•	Supporting the five focus areas defined in the “Environment” section above

The committee believes that the performance objectives established for each of these individual performance criteria represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain.

After weighing achievement levels against these goals, the committee, with input from Mr. Dell, assigned individual performance modifiers for each of the executive officers, with the exception of Mr. Dell, whose individual modifier was set by the committee in executive session without management present.

Results – For Fiscal 2008, we achieved operating income of $3.4 billion. Based on the formula established at the beginning of Fiscal 2008, 13% of the operating income was used to fund the company’s bonus pool. Consequently, the committee set the corporate performance modifier at 106%. Based on its evaluation of individual performance, during Fiscal 2008, the committee set individual modifiers ranging from 75% to 120% for the Named Executive Officers. The combination of target incentives, corporate performance modifier and individual performance modifiers yielded the payouts shown under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below.

Based upon his leadership in Dell’s activities for Fiscal 2008, including reorganizing the business, driving new growth strategies, revamping the leadership team and other actions that are expected to position the company for future success, the Leadership Development and Compensation Committee recommended, and the Board approved, a bonus payout to Mr. Dell of $2,223,000. While Mr. Dell believes that the implemented initiatives will have a positive impact on future company performance, he did not wish to be rewarded until the success of these strategies was demonstrated. As a result, Mr. Dell declined a bonus for Fiscal 2008.

Long-Term Incentives

Design – Long-term incentives are the most significant element of total executive officer compensation. Performance-dependent components of compensation comprise much of this element, consistent with our philosophy of driving performance and thereby aligning the interests of executives with other stockholders. These incentives are designed to motivate executive officers to improve financial performance and stockholder value, as well as encouraging the long-term employment of the executive officers. These incentives include a variety of stock and cash vehicles, such as:

•	Stock options;
•	Restricted stock units (“RSUs”);
•	Performance-based restricted stock units (“PBUs”); and
•	Long-term cash awards.

In Fiscal 2008 the annual awards to executive officers were granted in a combination of stock options and performance-based restricted stock units (PBUs). The stock options align the interests of the executive officers with those of the stockholders by providing a return only if the share price appreciates, and the PBUs reward the achievement of specific business objectives in addition to stock appreciation.

In awarding new long-term incentives, the Leadership Development and Compensation Committee also considers level of responsibility, prior experience and achievement of individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total compensation. The objective is to provide executive officers (other than the Chairman and Chief Executive Officer) with above-average long-term incentive award opportunities targeted at the 75th percentile of peer practices for on-going, annual awards. The long-term incentive program is designed to be highly leveraged, ensuring that if our stockholder returns exceed industry norms, actual gains will exceed industry norms. Conversely, the actual value of the award may drop substantially when company goals are missed or stockholder returns underperform industry norms. PBUs are designed to deliver a minimum value and meet the company’s need to retain executive talent in a highly competitive market.

Dell currently maintains a rigorous process around the granting of equity awards.

•	Options are generally granted at the closing price of Dell’s common stock on the date of grant.
•	All equity grants to executive officers require the approval of the Leadership Development and Compensation Committee.
•	In general, awards pursuant to Dell’s annual long-term incentive grant process are made on predetermined Board meeting dates and new hire grants are made on the day an individual commences employment.
•	Dell does not backdate options or grant options or other equity awards retroactively.
•	Dell does not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information.

Fiscal 2008 Equity Opportunities – In Fiscal 2008 the Leadership Development and Compensation Committee established annual target long-term equity incentive opportunities (estimated value at grant and granted in a combination of stock options, PBUs and RSUs) for each eligible executive officer. As Dell’s founder and largest individual stockholder, Mr. Dell does not receive any long-term incentive compensation. Each of the other Named Executive Officers had recently received awards as part of his new-hire compensation package and were not eligible for an annual grant. See “New Hire Packages” below for details on these awards.

•	Stock Options – Stock options are designed to reward executive officers for the increase in Dell’s stock price over time. Options represent the high-risk and potential high-return component of our total long-term incentive program, as the realizable value of each option can fall to zero if the stock price is lower than the exercise price established on the date of grant.

The size of stock option grants for executive officers is based primarily on the target dollar value of the award translated into a number of option shares based on the estimated economic value on the date of grant, as determined using the Black-Scholes option pricing formula. As a result, the number of shares underlying stock option awards will typically vary from year to year, as it is dependent on the price of Dell common stock on the date of grant.

In March 2007, the Leadership Development and Compensation Committee approved grants of stock options to each of the executive officers (other than Mr. Dell and the other Named Executive Officers, each of whom had recently entered into employment with Dell, or were not employed by Dell in March 2007) as part of our annual stock option grants. These options had an exercise price equal to the fair market value of Dell common stock on the date of grant (determined as the average of the high and low stock price on The NASDAQ Stock Market on the date of grant) and vest ratably over three years (33% per year) beginning on the first anniversary of the date of grant. Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, these stock options will deliver a reward only if the stock price appreciates from the price on the date the stock options were granted. This design is intended to focus the executive officers on the long-term enhancement of stockholder value.

After we delayed filing our Annual Report on Form 10-K for Fiscal 2007, we suspended the exercise of employee stock options. As a result, some stock options expired while the holders had no ability to exercise them or otherwise prevent their expiration. To minimize the negative impact of the situation on affected individuals, including current and former executive officers, the Leadership Development and Compensation Committee determined that we should nevertheless provide them with the value that they would have received had they been permitted to exercise the options. Therefore, we agreed to pay those individuals cash payments generally equal to the in-the-money value of the options at expiration. Those payments were generally made within 45 days after we filed our Annual Report on Form 10-K for Fiscal 2007 on October 30, 2007, and were intended to compensate the affected individuals for the value they would have received had their options been exercisable. The payments were not considered in making other compensation decisions.

•	RSUs – Like stock options, RSUs are designed to reward executives for increases in Dell’s stock price over time. RSUs also provide a deferral of vesting and payout to help retain executive officers. RSUs are denominated in full shares of the company’s common stock and, therefore, have a more stable value over time as the stock price goes up or down (as compared to options, which only have value if the stock price increases). Dell typically grants RSUs as part of executive new-hire packages in order to buy-out the approximate value of unvested long-term incentives at a previous employer. Dell may continue to grant RSUs to recently hired executives.

•	PBUs – PBUs are designed to reward participants for the achievement of near-term financial objectives, while also providing a deferral of vesting and payout to help retain executive officers. Like RSUs, PBUs are denominated in full shares of the company’s common stock and, therefore, have a more stable value over time as the stock price goes up or down.

The size of PBU grants is based on a target dollar value of the award divided by the stock price on the date of grant. The actual number of shares earned by executive officers is determined based on company performance measured over three consecutive one-year periods against performance goals predetermined at the beginning of each performance period. PBU awards granted in Fiscal 2008 cliff vest on the third anniversary of the date of grant.

One-third of the PBUs granted in March 2007 were subject to Dell’s performance in Fiscal 2008. Operating income was used as the performance measure during the Fiscal 2008 performance period. The table below provides the threshold, target, and maximum performance levels and the percentage of at-risk shares earned at these levels. The percentage of shares earned is prorated within the ranges below based on the performance level.

Performance Goals	Threshold	Target	Maximum
Operating Income (in billions)	$2.3	$2.8	$3.3
Shares Earned	80%	100%	120%

The operating income achieved in Fiscal 2008 was $3.4 billion resulting in the maximum number of at-risk PBUs being awarded (120% of one-third of the target number of PBUs awarded in March 2007).

•	2006 Long-Term Cash Incentive Bonus Awards – – None of the Named Executive Officers were eligible to receive an award under this previously approved program. The 2006 Long-Term Cash Incentive Bonus Program (“2006 LTCIP”) was established in March 2005, to motivate the executive team to achieve aggressive performance goals for Fiscal 2007 and 2008. Payouts under the 2006 LTCIP were based on the achievement of consolidated financial results through Fiscal 2008 and were subject to continued employment through Fiscal 2008. Based on the company’s performance in Fiscal 2007 and 2008, program financial goals were not achieved in either year. Since the company did not achieve the threshold financial targets specified under the program, the Leadership Development and Compensation Committee made no payouts to any executive officers participating in the program.

•	2007 Long-Term Cash Engagement Awards – None of the Named Executive Officers were eligible to receive an award under this previously approved program. In March 2006, the Leadership Development and Compensation Committee implemented the 2007 Long-Term Cash Engagement Award Program. All executive officers employed at that time other than Mr. Dell were eligible for cash engagement awards under this program. As Dell has become recognized for our high-quality leaders, our executives have increasingly become targets for recruitment to key positions in other organizations. This program was intended to better balance our existing long-term compensation programs between cash and equity awards, and to enhance the overall retention value of our compensation package.

New Hire Packages – In an effort to build a world-class leadership team, the Leadership Development and Compensation Committee must offer market competitive new hire packages. The committee considers the following items in setting a new hire offer:

•	Alignment of compensation to market benchmarks;
•	Alignment of compensation to internal peers;
•	Value of annual incentive bonus forgone by leaving previous employer;
•	Value of unvested long-term incentives granted by previous employer; and
•	Desire to align interests with those of Dell’s stockholders through long-term incentive grants.

The following table describes the new hire packages given to the Named Executive Officers during Fiscal 2008.

Named Executive Officer	Sign-on Bonus	Options[a]	RSUs[b]	Long-Term Cash Award[c]

Mr. Cannon	$2,000,000	1,500,000	375,000	$7,500,000
Mr. Garriques	3,500,000	500,000	900,000	3,000,000
Mr. Jarvis	250,000	—	324,000	3,000,000

a
– Represents the number of options granted on the executive’s start date. The exercise price of these options was set at the fair market value on the date of grant ($23.965 at February 26, 2007, for Mr. Cannon, and $24.215 at February 19, 2007, for Mr. Garriques). The options for Mr. Cannon vest ratably over three years (33.33% per year) beginning on the first anniversary of the date of the award. The options for Mr. Garriques vest ratably over five years (20% per year) beginning on the first anniversary of the date of the award. See the “Grants of Plan Based Awards in Fiscal 2008” below for details.

b
– Represents the number of RSUs granted on the executive’s start date. The RSUs granted to Mr. Cannon and Mr. Jarvis vest ratably over three years (33.33% per year) beginning on the first anniversary of the date of the award. The RSUs for Mr. Garriques vest ratably over five years (20% per year) beginning on the first anniversary of the date of the award. See the “Grants of Plan Based Awards in Fiscal 2008” below for details.

c
– Mr. Cannon’s award vests and becomes payable ratably over five years (20% per year) beginning on the first anniversary of the date of the award. Mr. Garriques’ award vests and becomes payable ratably over three years (33.33% per year) beginning on the first anniversary of the date of the award. Mr. Jarvis’ award vests and becomes payable ratably quarterly over twelve quarters (8.33% per quarter) beginning three months after the date of grant.

Additionally, as part of their employment offers, Mr. Cannon and Mr. Garriques will receive the following minimum levels of annual long-term equity incentive grants:

Mr. Cannon

•	Fiscal 2009 – 150,000 stock options and 100,000 PBUs, vesting ratably over 3 years
•	Fiscal 2010 – 150,000 stock options and 75,000 PBUs, vesting ratably over 3 years
•	Fiscal 2011 – 150,000 stock options and 225,000 PBUs, vesting ratably over 2 years
•	Fiscal 2012 – 150,000 stock options and 75,000 PBUs, vesting after 1 year

Mr. Garriques

•	Fiscal 2008-2012 – Grant each year of RSUs equal to 600% of the corresponding year’s annual base salary, vesting ratably over 3 years. At his current annual base salary of $700,000, the minimum award value is $4,200,000.

Benefits and Perquisites

Dell executive officers are generally provided limited benefits and perquisites. While perquisites generally do not constitute a significant part of executive officer compensation, the Leadership Development and Compensation Committee believes that limited benefits and perquisites are a typical component of total remuneration for executives in industries similar to ours and that providing such benefits is important to delivering a competitive package to retain executive officers. Specific perquisites and benefits include:

Deferred Compensation Plan – Dell maintains a nonqualified deferred compensation plan that is available to all Dell executives. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Other Benefit Plans – Deferred Compensation Plan” below.

Financial counseling and tax preparation services – Each executive officer is entitled to reimbursement, up to $12,500 annually, for financial counseling services (including tax preparation). Actual costs are reimbursed, and the income is imputed to the executive officer for federal income tax purposes.

Annual physical – Dell pays for a comprehensive annual physical for each executive officer and his or her spouse or domestic partner and reimburse for associated travel and lodging, all subject to an annual maximum of $5,000 per person.

Technical Support – Dell provides executive officers with technical support (personal and business) and, in some cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is insignificant.

Relocation Expenses – In accordance with Dell’s general relocation policy, the company provides reimbursement for certain relocation expenses to new executive officers and to any executive officer whose job function requires his or her relocation. The relocation expenses may include moving expenses, temporary housing expenses, transportation expenses and tax gross-ups on these payments.

Expatriate Benefits – Executives sent on expatriate assignments receive payments to cover housing, automobile and other expenses, as well as tax equalization under the company’s standard expatriate policies. In limited instances, special provisions (e.g., country club memberships) are made and approved by the Leadership Development and Compensation Committee. None of the Named Executive Officers received expatriate benefits in Fiscal 2008.

Special Aircraft Provision – Due to personal circumstances, Mr. Jarvis maintains his primary residence in the San Francisco Bay Area. As part of the employment arrangement with Mr. Jarvis, we agreed to reimburse him for his travel to and from his primary residence on a chartered aircraft. Dell also agreed to provide a gross-up payment to Mr. Jarvis to cover the federal income tax resulting from providing Mr. Jarvis with this perquisite. Details of the amounts paid in Fiscal 2008 can be found in the Summary Compensation Table below.

Other – The executive officers participate in Dell’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance benefits, and the company’s 401(k) retirement savings plan. See “Other Benefit Plans” below.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for themselves and Dell’s executive officers to more closely link their interests with those of other Dell stockholders. Under those guidelines, non-employee directors must maintain ownership of Dell common stock having an aggregate value equal to at least 300% of their annual retainer, the Chairman and Chief Executive Officer must maintain ownership of stock having an aggregate value equal to at least 500% of base salary, and all other executive officers must maintain ownership of stock having an aggregate value equal to at least 400% of base salary. A person has three years after becoming subject to the guidelines to attain the specified minimum ownership position. Unvested restricted stock or stock units may be used to satisfy these minimum ownership requirements, but unexercised stock options may not. We believe these ownership guidelines to be in line with the prevalent ownership guidelines among recognized peer companies.

Compliance with these guidelines is evaluated once each year using the average closing price of Dell common stock during the previous fiscal year. As of the last evaluation in February 2008, all directors and executive officers met their ownership requirements.

Administration of Compensation Plans

The Leadership Development and Compensation Committee approves every compensation action for executive officers, including grants of equity awards, which are effective on the day of approval. In addition, the committee annually conducts a comprehensive review of all compensation and benefit plans for the company, with focus on compliance, market competitiveness, program cost, and adherence to our pay-for-performance philosophy.

Employment Agreements, Severance and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

On September 6, 2007, the Leadership Development and Compensation Committee approved standard severance arrangements for the executive officers other than Mr. Dell. Under the standard agreements, if an executive officer’s employment is terminated without cause, the executive will receive a severance payment equal to 12 months’ base salary and target bonus. The agreements also obligate each executive officer to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment. Mr. Cannon and Mr. Garriques entered into separate severance arrangements with the company upon commencement of their employment in February 2007. The standard severance arrangements will not be applicable to either Mr. Cannon or Mr. Garriques until the expiration of their current arrangements.

Regarding Mr. Cannon and Mr. Garriques, Dell entered into a Letter Agreement addressing severance benefits and a Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement with each executive. If either Mr. Cannon or Mr. Garriques is terminated before January 31, 2012, without cause, or resigns before that date with good reason, he will receive the following cash severance compensation:

If termination date falls between:	Amount of Severance (less taxes and withholdings)

February 1, 2007 and January 31, 2008	$12 million
February 1, 2008 and January 31, 2009	$10 million
February 1, 2009 and January 31, 2010	$8 million
February 1, 2010 and January 31, 2011	$6 million
February 1, 2011 and January 31, 2012	$4 million

After January 31, 2012, Mr. Cannon and Mr. Garriques become eligible for the standard severance arrangements available to all executive officers.

The Leadership Development and Compensation Committee has authority under our stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. The committee has not previously included and does not plan to include change-in-control acceleration provisions in any awards. The severance agreements provide important protection to the executive officers, are consistent with practice of the peer companies and are appropriate for attraction and retention of executive talent. More information on severance arrangements can be found below under “Other Benefit Plans - Certain Termination Benefits.”

Recoupment Policy for Performance Based Compensation

If Dell restates its reported financial results, the Board of Directors will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement, and to the extent practicable, Dell will recover or cancel any such awards based on having met or exceeded performance targets that would not have been met under the restated financial results.

Other Factors Affecting Compensation

In establishing total compensation for the executive officers, the Leadership Development and Compensation Committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders. To the extent practical, the committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain, and reward high-performing executives.

Compensation Committee Report

The Leadership Development and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Dell’s 2008 proxy statement and incorporated into Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008. This report is provided by the following independent directors, who comprise the committee.

THE LEADERSHIP DEVELOPMENT AND

COMPENSATION COMMITTEE

Alan (A.G.) Lafley, Chair
Michael A. Miles
William H. Gray, III
Sam Nunn

Summary Compensation Table

The following table summarizes the total compensation for Fiscal 2008 and Fiscal 2007 for the following persons: Michael S. Dell (principal executive officer), Donald J. Carty (principal financial officer), and Michael R. Cannon, Ronald G. Garriques, and Mark Jarvis (the three other most highly compensated individuals who were serving as executive officers at the end of Fiscal 2008). These persons are referred to as the “Named Executive Officers.”

						Non-Equity	All Other
Name and	Fiscal			Stock	Option	Incentive Plan	Comp-
Principal Position	Year	Salary	Bonus[a]	Awards[b]	Awards[b]	Compensation[c]	ensation[d]	Total

Michael S. Dell	2008	$950,000	--	--	$338,207	--	$1,044,831	$2,333,038
Chairman and Chief	2007	950,000	--	--	2,485,008	--	1,060,881	4,495,889
Executive Officer
Donald J. Carty[e]	2008	766,346	--	$317,874	294,131	$934,176	3,746,593	6,059,120
Vice Chairman and	2007	51,154	--	133,655	146,320	--	20,000	351,129
Chief Financial Officer
Michael R. Cannon	2008	646,154	$2,000,000	2,791,006	2,543,525	547,939	7,547,799	16,076,422
President, Global	2007	--	--	--	--	--	--	--
Operations
Ronald G. Garriques	2008	659,615	3,500,000	4,144,338	519,148	524,394	3,014,370	12,361,865
President, Global consumer	2007	--	--	--	--	--	--	--
Mark Jarvis	2008	173,077	250,000	913,336	--	183,462	5,328,332	6,848,207
Senior Vice President	2007	--	--	--	--	--	--	--
and Chief Marketing Officer

a
– Represents amount paid as sign-on bonus at the commencement of employment. Because annual bonus payments under the Executive Annual Incentive Bonus Plan are performance-based, those amounts are shown under “Non-Equity Incentive Plan Compensation.”

b
– Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to Fiscal 2008 and 2007, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. See Note 5 of Notes to Consolidated Financial Statements included in “Item 8 — Financial Statements and Supplemental Data” included in our Annual Report on Form 10-K for Fiscal 2008 for a description of the assumptions used in that computation. The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of Dell common stock on the date the stock is sold, and with respect to option awards, will depend on the difference between the market value of Dell common stock on the date the option is exercised and the exercise price. The terms of these awards are described in footnote b to the “Grants of Plan Based Awards” table below

c –	Represents amounts earned under the Executive Annual Incentive Bonus Plan.

d –	Includes New Hire Long-Term Cash Awards made to Mr. Cannon, Mr. Garriques, and Mr. Jarvis. The awards vest as follows: Mr. Cannon’s award vests ratably (20%) over five years, beginning on the first anniversary of the grant date, Mr. Garriques’ award vests ratably (33.3%) over three years, beginning on the first anniversary of the grant date, and Mr. Jarvis’ award vests ratably (8.3%) over twelve quarters, beginning three months after date of grant.

Also includes the cost of providing various perquisites and personal benefits, as well the value of our contributions to the company-sponsored 401(k) plan and deferred compensation plan, and the amount we paid for term life insurance coverage under health and welfare plans. As part the employment arrangement with Mr. Jarvis, we pay Mr. Jarvis’ commuting expenses for travel on chartered aircraft between our headquarters and his principal place of residence in Northern California. See “Compensation Discussion and Analysis – Benefits and Perquisites.”

The following table provides detail for the aggregate “All Other Compensation” for each of the Named Executive Officers.

		Retirement Plans					Personal		Payment for
	Fiscal	Matching	Benefit	Financial	Annual		Commuting	Relocation	Expired Stock	Long-Term	Consulting
	Year	Contributions	Plans	Counseling	Physical	Security	Expenses	Expenses	Options	Cash Awards	Fees

Mr. Dell	2008	$9,000	$1,081	--	--	$1,034,750	--	--	--	--	--
	2007	8,800	1,081	--	--	1,051,000	--	--	--	--	--
Mr. Carty	2008	--	5,278	--	$1,923	--	--	--	$3,739,392	--	--
	2007	--	--	--	--	--	--	--	--	--	--
Mr. Cannon	2008	9,000	6,855	--	--	--	--	$31,944	--	$7,500,000	--
Mr. Garriques	2008	9,000	690	$4,680	--	--	--	--	--	3,000,000	--
Mr. Jarvis	2008	2,077	1,930	--	--	--	$315,387	--	--	3,000,000	$2,008,938

The amounts shown for Mr. Dell’s security costs represent the amount of company-paid expenses relating to personal and residential security. This security is provided to Mr. Dell pursuant to a Board-authorized security program. The Board believes that Mr. Dell’s personal safety and security are of vital importance to the company’s business and prospects and, therefore, that these costs are appropriate corporate business expenses. Nevertheless, because these costs can be viewed as conveying personal benefits to Mr. Dell, they are reported as perquisites in this column. In conjunction with our security operations, we also provide certain security services to members of Mr. Dell’s immediate family and at locations other than Mr. Dell’s principal residence. Mr. Dell fully reimburses the company for the incremental costs attributable to such services.

The amount shown for Mr. Carty under “Payment for Expired Stock Options” represents amount paid with respect to expired in-the-money stock options. After we delayed the filing of our Annual Report on Form 10-K for Fiscal 2007, we suspended the exercise of employee stock options. As a result, Mr. Carty had 192,000 options, granted in his capacity as a director prior to becoming an employee, that expired while he had no ability to exercise or otherwise prevent their expiration. As a result, Mr. Carty, along with other similarly situated directors, officers and employees, received payment equal to the in-the-money value of the options at expiration. See “Compensation Discussion and Analysis – Long Term Incentives – Fiscal 2008 Equity Opportunities.” This amount is also included in the director compensation table, see “Proposal 1 – Election of Directors – Director Compensation” as it represents payments for options Mr. Carty received in his capacity as a director prior to becoming an executive officer.

The amount show for Mr. Jarvis under “Consulting Fees” represents the amount we paid Mr. Jarvis pursuant to a consulting agreement prior to his becoming an executive officer in October 2007.

e –	Mr. Carty joined the company as Vice Chairman and Chief Financial Officer in January 2007, and was not eligible for any additional compensation for his Board service while he was a Dell employee. Amounts in this table reflect his director compensation earned for Fiscal 2008 and 2007. The amount under Stock Awards represents $44,461 (2008) and $112,597 (2007) for his director grants and $273,413 (2008) and $21,058 (2007) for his employee grants, and the amount under Options Awards represents $53,940 (2008) and $122,728 (2007) for his director grants and $240,191 (2008) and $23,592 (2007) for his employee grants. Mr. Carty’s $20,000 director retainer fee for Fiscal 2007 is reflected under “All Other Compensation.”

Incentive Plan Based Awards

The following table sets forth certain information about plan based awards that were made to the Named Executive Officers during Fiscal 2008. For more information about the plan under which these awards were granted, see the “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

		Estimated Future Payouts Under Non-equity
		Incentive Plan Awards[a]				All other
					All Other	Options
					Stock	Awards:
					Awards:	Number of	Exercise or	Closing
					Number of	Securities	Base Price of	Price on
					Shares of	Underlying	Option	the Date	Grant Date Fair
Name	Grant Date	Threshold	Target	Maximum	Stock Units	Options	Awards[b]	of Grant[b]	Value

Mr. Dell	3/8/07	$0	$1,900,000	$5,900,000

Mr. Carty	3/8/07	0	766,346	2,950,000

Mr. Cannon	2/26/07				375,000[c]				$8,986,875
	2/26/07					1,500,000[d]	$23.97	$23.80	9,375,000
	3/8/07	0	646,154	2,950,000

Mr. Garriques	2/19/07				900,000[e]				21,793,500
	2/19/07					500,000[f]	24.22	24.39	3,513,000
	3/8/07	0	659,615	2,950,000

Mr. Jarvis	10/15/07	0	173,077	519,231
	10/15/07				324,000[e]				9,141,660

a
– Because we exceeded revenue growth threshold goals, the company modifier was 106% for Fiscal 2008. For actual award amounts, see “Summary Compensation Table – Non-Equity Incentive Plan Compensation.” For more information on the annual incentive bonus, see “Compensation Discussion and Analysis – Individual Compensation Components – Annual Incentive Bonus.”

b
– The exercise price is calculated using the average of the high and low sales prices for Dell common stock on the date of grant. For Mr. Garriques’ grant on February 19, 2007, the prices for February 16, 2007, the last trading day prior to February 19, 2007, were used due to the market holiday on February 19, 2007.

c
– Represents restricted stock units that vest ratably over three years (33.3% per year) beginning on the first anniversary of the date of grant. All unvested restricted stock will forfeit upon resignation or termination as a Dell employee.

d
– Represents stock options with an exercise price equal to the average of the high and low sales prices for Dell common stock on the date of grant. These options vest and become exercisable ratably over three years (33.3% per year) beginning on the first anniversary of the date of grant. All unvested options expire upon the termination of employment for any reason other than death or permanent disability. All unvested options vest immediately upon death or permanent disability, and all options expire one year later. If employment is terminated for conduct detrimental to the company, all options (whether or not vested) expire immediately. If employment is terminated as a result of normal retirement, vested options expire the third year after such retirement. If employment is terminated for any other reason, all vested options expire 90 days after such termination. In any event, the options expire ten years from the date of grant unless otherwise expired as described above. All options are transferable to family members under specified circumstances.

e
– Represents restricted stock units that vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. All unvested restricted stock will forfeit upon resignation or termination of employment for any reason other than death or permanent disability. All unvested restricted stock units vest immediately upon death or permanent disability.

f
– Represents stock options with an exercise price equal to the average of the high and low sales prices for Dell common stock on the date of grant. These options vest and become exercisable ratably over five years (20% per year) beginning on the first anniversary of the date of grant. All unvested options expire upon the termination of employment for any reason other than death or permanent disability. All unvested options vest immediately upon death or permanent disability, and all options expire one year later. If employment is terminated for conduct detrimental to the company, all options (whether or not vested) expire immediately. If employment is terminated as a result of normal retirement, vested options expire the third year after such retirement. If employment is terminated for any other reason, all vested options expire 90 days after such termination. In any event, the options expire ten years from the date of grant unless otherwise expired as described above. All options are transferable to family members under specified circumstances.

The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of Fiscal 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards					Stock Awards
	Number of Securities Underlying							Equity Incentive Plan
	Unexercised Options							Awards
									Market
									Payout
							Market	Number of	Value of
						Number of	Value of	Unearned	Unearned
						Shares or	Shares or	Shares,	Shares,
						Units of	Units of	Units or	Units or
				Option	Option	Stock that	Stock that	Other Rights	Other Rights
				Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable		Unexercisable	Price	Date	Vested	Vesteda	Not Vested	Not Vesteda

Mr. Dell	4,800,000		--	$28.90	7/17/2008
	805,595		--	44.69	9/23/2009
	900,000		--	43.44	3/2/2010
	145,555		--	45.90	3/24/2010
	350,000		--	37.59	8/22/2010
	500,000		--	22.94	2/12/2011
	307,285		--	21.72	3/23/2011
	500,000		--	24.09	6/18/2011
	500,000		--	27.64	3/7/2012
	64,940		--	21.39	3/22/2012
	320,000		80,000[b]	26.19	3/6/2013
	400,000		--	34.24	9/4/2013
	400,000		--	32.99	3/4/2014

Mr. Carty	22,492	[c]	--	28.90	7/17/2008
	16,284	[c]	--	43.91	7/16/2009
	16,298	[c]	--	52.16	7/20/2010
	24,080	[c]	--	28.24	7/19/2011
	28,420	[c]	--	26.32	7/18/2012
	11,996	[c]	--	33.35	7/18/2013
	7,492	[c]	--	35.60	7/16/2014
	7,539	[c]	--	40.91	7/15/2015
	3,155	[c]	12,620[d]	19.55	7/21/2016
	38,000		152,000[e]	25.27	1/2/2017
						45,037[f]	$916,503

Mr. Cannon	--		1,500,000[g]	23.97	2/26/2017
						375,000[h]	7,631,250

Mr. Garriques	--		500,000[i]	24.22	2/19/2017
						900,000[j]	18,315,000

Mr. Jarvis	--		--	--	--	324,000[k]	6,593,400

a	– Value based on the closing stock price of Dell common stock on February 1, 2008 ($20.35).

b	– These options vested on March 6, 2008.

c	– These awards were granted to Mr. Carty in his capacity as a member of the Board of Directors prior to his becoming an executive officer.

d	– The options become exercisable ratably on July 1 of 2008 through 2011.

e	– These options become exercisable ratably on January 2 of 2009 through 2012.

f
– Represents unvested restricted stock. Of these shares, 5,037 were granted to Mr. Carty in his capacity as a member of the Board of Directors prior to his becoming an executive officer, and vest as follows: 375 shares will vest on July 16, 2008, and July 16, 2009; 1,166 shares will vest on July 1 of 2008, 2009 and 2010; and 789 shares will vest on July 1, 2011. The remaining 40,000 shares were granted to Mr. Carty as an employee and will vest ratably on January 2 of 2009, 2010, 2011 and 2012.

g	– Of these options, 33.33% became exercisable on February 26, 2008, and the remainder become exercisable ratably on February 26 of 2009 and 2010.

h	– Restricted stock, of which 33.33% vested on February 26, 2008, and the remainder vests ratably on February 26 of 2009 and 2010.

i	– Of these options, 20% became exercisable on February 19, 2008, and the remainder become exercisable ratably on February 19 of 2009 through 2012.

j	– Restricted stock, of which 20% vested on February 19, 2008, and the remainder vests ratably on February 19 of 2009 through 2012.

k	– Restricted stock vesting ratably on October 15 of 2008 through 2010.

The following table sets forth certain information about option exercises and vesting of restricted stock during Fiscal 2008 for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2008

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized on
Name	Exercise	upon Exercise	Acquired on Vesting	Vesting[a]

Mr. Dell	--	--	--	--
Mr. Carty[b]	--	--	15,375	$372,450
Mr. Cannon	--	--	--	--
Mr. Garriques	--	--
Mr. Jarvis	--	--	--	--

a	– Computed using the fair market value of the stock on the date of vesting.

b
– Represents the vesting of restricted stock of which 5,375 shares ($129,100) shares were granted to Mr. Carty in his capacity as a member of the Board of Directors prior to his becoming an executive officer. The remaining 10,000 shares ($243,350) were granted to Mr. Carty after becoming an executive officer.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Stock Option Plans — Stockholders have approved the 1994 Incentive Plan and the 2002 Long-Term Incentive Plan. Although options are still outstanding under the 1994 plan, no shares are available for future awards. We currently use the 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units, or performance shares.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan — In October 1998, the Board approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. While there are still shares outstanding in this plan, the plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.

EQUITY COMPENSATION PLANS

				Number of Securities
				Remaining Available for
				Future Issuance Under Equity
	Number of Securities to be			Compensation Plans
	Issued Upon Exercise of		Weighted-Average Exercise	(excluding securities
Plan Category	Outstanding Options		Price of Outstanding Options	reflected in first column)

Plans approved by stockholders	293,176,898		$32.18	292,945,664[a]
Plans not approved by stockholders	4,435,015	[b]	$39.40	0[c]

a
– Shares that were available for issuance under the 2002 Long-Term Incentive Plan. Of the shares available under the 2002 plan, 155,701,439 shares were available to be issued in the form of restricted stock. All information is as of the end of Fiscal 2008.

b	– This is the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan and were outstanding as of the end of Fiscal 2008.

c	– The Broad Based Stock Option Plan was terminated in November 2002, and, consequently, no shares are available for future awards.

Other Benefit Plans

401(k) Retirement Plan — We maintain a 401(k) retirement savings plan that is available to substantially all U.S. employees. We match 100% of each participant’s voluntary contributions up to 5% of the participant’s compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell common stock fund, but are not required to invest any of their contributions or matching contributions in Dell common stock.

Deferred Compensation Plan — We also maintain a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, we match 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation that exceeds the qualified plan compensation limit. A participant may defer up to 50% of their base salary and up to 100% of their annual incentive bonus. Matching contributions vest ratably over the first five years of employment (20% per year). A participant’s funds are distributed upon the participant’s death or retirement (at age 65 or older) or, under certain circumstances, at the request of the participant, during the participant’s employment, and can be taken in a lump sum or installments (monthly, quarterly, or annually) over a period of up to 10 years. Vested funds may be withdrawn, with potential penalties, at the participant’s request or proof of financial hardship. The investment choices for the deferred compensation plan contributions generally are the same as those available in the broader 401(k) retirement savings plan except that there is no Dell common stock fund in this plan. Upon a corporate merger, consolidation, liquidation, or other type of reorganization that constitutes a change of control under the plan, the plan will be terminated and all benefits will be paid.

The following table describes the contributions, earnings, and balance at the end of Fiscal 2008 for each of the Named Executive Officers who participate in the deferred compensation plan.

Nonqualified Deferred Compensation Plan at Fiscal Year-End 2008

			Aggregate	Aggregate
	Executive	Company	Earnings in	Withdrawals/
	Contributions in Last	Contributions in Last	Last Fiscal	Distributions in Last	Aggregate Balance at
Name	Fiscal Year	Fiscal Year	Year[a]	Fiscal Year	Fiscal Year-end

Mr. Dell	--	--	534,848	--	$6,451,603
Mr. Carty	--	--	-71,854	--	913,869

a	– Not reported as compensation to the Named Executive Officers for tax purposes.

Certain Termination Benefits — All of our equity awards contain provisions that accelerate the vesting of the awards upon the death or permanent disability of the holder. These provisions are generally applicable to all Dell employees, including the executive officers. In addition, as described above under “Compensation Discussion and Analysis — Employment Agreements, Severance, and Change-in-Control Arrangements,” Dell has severance agreements with each of the Named Executive Officers other than Mr. Dell. The following table sets forth, for each of the Named Executive Officers, potential severance payments and the aggregate value of the awards that were subject to such vesting acceleration at the end of Fiscal 2008, in each case assuming the applicable event occurred on February 1, 2008 (the last business day of Fiscal 2008.)

		Acceleration Benefit
		Death or Permanent
Named Executive Officer	Severance Payment[a]	Disability[b]

Mr. Dell	–	–
Mr. Carty	$1,550,000	$926,599
Mr. Cannon	10,000,000	7,631,250
Mr. Garriques	10,000,000	14,652,000
Mr. Jarvis	1,200,000	6,593,400

a
– Severance payments under the executive officer severance agreements are only payable if the executive’s employment is terminated “without cause.” In general, an executive is terminated without cause under these agreements unless the executive is terminated for violating confidentiality obligations, violating certain laws, committing a felony or making a plea of guilty or nolo contendere with respect to a felony, committing gross negligence or insubordination, refusing to implement directives issued by the executive’s manager, breaching a fiduciary duty to Dell, violating Dell’s Code of Conduct, unsatisfactory job performance, chronic absenteeism, or misconduct.

  Under their individual Letter Agreements, Mr. Cannon and Mr. Garriques will receive certain severance payments if they resign “with good reason,” which they are deemed to have if Dell requires them to report to anyone other than Dell’s Chief Executive Officer. In addition, Mr. Cannon may also resign “with good reason” if Dell substantially and materially reduces his job title or authority, reduces his target cash compensation by more than 10%, unless the same reduction applies to other executive officers, or materially breaches its obligations under the agreement.

b
– Represents the sum of (1) the in-the-money value of unvested stock options that were subject to vesting acceleration in the event of death or permanent disability and (2) the value of unvested restricted stock, restricted stock units, and performance-based units that were subject to vesting acceleration in the event of death or permanent disability. All values were computed as of the end of Fiscal 2008 are based on the closing price of Dell common stock on the last day of Fiscal 2008 ($20.35).

Stock Ownership

The following table sets forth certain information, as of April 30, 2008, about the ownership of Dell common stock by (a) the directors (including the persons nominated to be directors), (b) each Named Executive Officer, (c) all current directors and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

			Options		Total as a Percentage
	Number of		Exercisable	Total	of Shares
	Shares		Within 60	Beneficial	Outstanding
Beneficial Owner	Owned		Days	Ownership	(if 1% or more)[a]

Michael S. Dell	217,739,577[b]		10,073,375	227,812,952	11.22%
One Dell Way Round Rock, Texas 78682
Southeastern Asset Management, Inc.	118,477,541		—	118,477,541	5.3%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
Donald J. Carty	609,902		175,756	785,658	—
William H. Gray, III	12,380		70,755	83,135	—
Sallie L. Krawcheck	11,832		9,465	21,297	—
Alan (A.G.) Lafley	11,832		9,465	21,297	—
Judy C. Lewent	15,057		145,049	160,106	—
Thomas W. Luce, III	47,688	[c]	18,488	66,176	—
Klaus S. Luft.	10,020		152,435	162,455	—
Alex J. Mandl	11,088	[d]	155,084	166,172	—
Michael A. Miles	278,003		149,894	427,897	—
Sam Nunn	15,371		169,929	185,300	—
Michael R. Cannon	84,705		500,000	584,705	—
Ronald G. Garriques	0		100,000	100,000	—
Mark Jarvis	0		0	0	—
Directors and executive officers as a group (22 persons)	219,172,336		20,507,002	239,679,338	11.74%

a
– Other than the percentage reported for Southeastern Asset Management, Inc., the percentage is based on the number of shares outstanding (2,020,664,594) at the close of business on April 30, 2008. The percentage reported for Southeastern Asset Management, Inc. is based on their Form 13G filed with the Securities and Exchange Commission on February 13, 2008.

b
– Includes 1,482,435 shares held in a trust for the benefit of Mr. Dell’s children of which he is the trustee. Does not include 26,449,112 shares held in a separate property trust for Mr. Dell’s spouse and 1,482,434 shares held in a trust for the benefit of his children of which his spouse is trustee.

c	– Includes 39,778 shares held in a personal retirement plan.

d	– Includes 6,051 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on Dell’s website at www.dell.com/corporategovernance.

Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting and expressing an opinion thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for Fiscal 2008 with Dell’s management, and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Dell’s Annual Report on Form 10-K for the year ended February 1, 2008, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Alex J. Mandl, Chair
Judy C. Lewent
Thomas W. Luce, III
Klaus S. Luft

Additional Information

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 23, 2008, are entitled to vote their shares at the annual meeting. As of that date, there were 2,020,734,884 shares of common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.

Quorum

More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you authorize Lawrence P. Tu and Janet B. Wright to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, and are either a record holder or have obtained a “legal proxy” from the record holder, you may vote your shares in person, regardless of whether you have submitted a proxy or voting instruction card. See “Additional Information — Voting by Street Name Holders.” In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy, or by voting in person at the meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), FOR Proposal 3 (Approval of the Executive Annual Incentive Bonus Plan), AGAINST Stockholder Proposal 1 (Reimbursement for Proxy Expenses) and AGAINST Stockholder Proposal 2 (Advisory Vote on Executive Compensation). If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Voting by Street Name Holders

If your shares are held through a broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 pm on July 17, 2008, the record holder will be entitled to vote your shares in its discretion on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on Proposal 3 (Approval of the Executive Annual Incentive Bonus Plan) or either of the Stockholder Proposals and your shares will be counted as a “broker non-vote” on those proposals.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes.

If your shares are counted as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Thus, abstentions have the effect of votes against the proposals to which they relate. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.

If you own Dell shares through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than July 14, 2008. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.

Proxy Solicitation

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile by officers, directors, and regular employees. In addition, we will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $18,500 plus reasonable expenses as compensation for those services. We may also reimburse brokerage firms, custodians, nominees, and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Director Nomination Process

Director Qualifications — The Board believes that individuals who are nominated by the Board to be a director should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders. The following attributes or qualifications will be considered by the Governance and Nominating Committee in evaluating a person’s candidacy for membership on the Board:

•	Management and leadership experience — Relevant experience should include, at a minimum, a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization. Consideration will also be given to relevant experience in our high priority growth areas; demonstrated experience in major challenges we face or a unique understanding of our business environment; and experience with, exposure to, or reputation among a broad subset of our customer base.

•	Skilled and diverse background — All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness. Consideration will also be given to financial management, reporting and control expertise or other experience that would qualify the candidate as a “financial expert” under established standards, as well as international experience. Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business.

Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.

Selection and Nomination Process — Whenever a vacancy occurs on the Board, the Governance and Nominating Committee is responsible for identifying one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board, and recommending a candidate to the full Board. In addition, the committee is responsible for recommending nominees for election or reelection to the Board at each annual meeting of stockholders.

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee may engage outside search firms to identify suitable candidates.

The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee, or one or more other Board members.

In formulating its recommendation, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities, or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities, or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.

Stockholder Recommendations — Candidates recommended by stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on our website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.

Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of the Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Meeting — Bylaw Provisions” below.

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with the Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director’s non-Dell activities.

Stockholder Proposals for Next Year’s Meeting

Bylaw Provisions — In accordance with Dell’s Bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 17, 2009) must submit the proposal no later than the close of business on May 18, 2009. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in our stock transfer records), the number of Dell shares beneficially owned by the stockholder, and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Inclusion in Next Year’s Proxy Statement — A stockholder who desires to present a proposal for inclusion in next year’s proxy statement must deliver the proposal to our principal executive offices no later than the close of business on February 6, 2009. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with all applicable Securities and Exchange Commission rules.

Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on April 22, 2009, and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on April 22, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of Section 16(a) forms furnished to us and written representations from certain reporting persons that no Forms 5 were required, we believe that, during Fiscal 2008, all of Dell’s Section 16 reporting persons were in compliance with all filing requirements of Section 16(a) of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our Board of Directors have relationships as directors or executive officers. For Fiscal 2008, none of these transactions was material, either individually or collectively.

Aircraft Reimbursement

Certain of our executive officers own private aircraft, either outright or through fractional share ownership arrangements. Under our executive travel policy, which has been approved by the Leadership Development and Compensation Committee of the Board of Directors, we reimburse certain executive officers for the cost of using their private aircraft while traveling on Dell business. Our reimbursement covers variable costs, plus a pro rata portion of the management fees, attributable to the executive’s Dell business travel, but does not cover any depreciation or other reimbursement for capital costs or purchase price. During Fiscal 2008, we reimbursed the following executive officers (or wholly-owned entities through which they own their aircraft) the following amounts:

Named Executive Officer	Reimbursement Amount

Mr. Dell	$2,853,444
Mr. Carty	44,033
Mr. Cannon	74,640
Mr. Garriques	8,660

Acquisition of MessageOne Inc.

On April 22, 2008, we acquired MessageOne Inc. pursuant to an Agreement and Plan of Merger, dated February 11, 2008, for approximately $155 million in cash plus an additional $10 million to be used for management retention. MessageOne, which provides Software-as-a-Service enabled, enterprise-class email business continuity, compliance, archiving and disaster recovery services, was co-founded by Adam Dell, the brother of Michael Dell, our Chairman and Chief Executive Officer and the beneficial owner of approximately 10% of the outstanding Dell common stock. Adam Dell served as MessageOne’s non-executive chairman of the board, but was not a member of MessageOne management.

The acquisition of MessageOne was identified and acknowledged by our Board of Directors as a related party transaction because Michael Dell and his family hold indirect ownership interests in MessageOne. Consequently, our Board directed management to implement a series of measures designed to ensure that the transaction was considered, analyzed, negotiated and approved objectively and independent of any control or influence from the related parties.

Related Party Interests — The following information about the relationships between Dell family members and MessageOne was provided to us by MessageOne and representatives of the Dell family.

Adam Dell is the sole owner and member of Impact Venture Advisors, LLC, which is the sole general partner of Impact Venture Partners, L.P. and Impact Entrepreneurs Fund, L.P. Michael Dell, Susan Dell and a trust for the Dell’s minor children collectively own a 25% limited partner interest in Impact Venture Partners and a 43% limited partner interest in Impact Entrepreneurs Fund. Alexander and Lorraine Dell, Mr. Dell’s parents, own a 14% limited partner interest in Impact Entrepreneurs Fund. These investments in Impact Venture Partners and Impact Entrepreneurs Fund were made in December 1999 and January 2000, respectively.

Both Impact Venture Partners and Impact Entrepreneurs Fund were investors in MessageOne and held shares of capital stock in MessageOne (and options or warrants to acquire shares of capital stock) that represented 22.31% and 1.73%, respectively, of MessageOne’s total capital stock outstanding on a fully diluted and as-converted basis.

As a result of their investments in MessageOne, assuming that no indemnification payments are required under the acquisition agreement, Impact Venture Partners and Impact Entrepreneurs Fund will receive approximately $40.56 million and $2.93 million, respectively, of acquisition consideration. Of that consideration, the following amounts will be distributed to Dell family members:

•	Impact Venture Advisors (wholly owned by Adam Dell) will receive approximately $966,000 ($904,000 attributable to its interest in Impact Venture Partners and $62,000 attributable to its interest in Impact Entrepreneurs Fund).

•	Michael Dell, Susan Dell and their children’s will receive collectively approximately $9.79 million (approximately $9.04 million attributable to their interest in Impact Venture Partners and approximately $750,000 attributable to their interest in Impact Entrepreneurs Fund).

•	Mr. Dell’s parents will receive approximately $450,000 (all attributable to their interest in Impact Entrepreneurs Fund).

Michael and Susan Dell indicated that the proceeds which they and their children’s trust received from the acquisition will be donated to charity.

Board Governance Processes — Our acquisition of MessageOne was identified and acknowledged by our Board of Directors from the outset as a potential related party transaction. Consequently, our Board directed that management implement a series of measures designed to ensure that the transaction was considered, analyzed, negotiated and approved objectively and independent of any control or influence from the related parties. Those measures included the following:

•	Michael Dell was excluded from the negotiations and all aspects of the decision-making process.

•	The independent members of our Board of Directors (i.e., the members of our Board other than Michael Dell and Don Carty) explored and analyzed in detail the process by which management identified, proposed, analyzed and negotiated the acquisition to ensure that management was acting independently and in the best interests of Dell Inc. and its stockholders. In addition, in accordance with their respective charters, the Finance Committee of the Board (made up entirely of independent directors) reviewed and analyzed all aspects of the transaction and recommended that the transaction be approved by the full Board and the

Audit Committee (also made up entirely of independent directors), the committee charged with approval at the time, reviewed and analyzed the related-party aspects of the transaction and recommended that the transaction be approved by the full Board.

•	Our Board of Directors sought, received and relied upon an opinion from Morgan Stanley & Co. Incorporated to the effect that, as of February 11, 2008, and based upon and subject to the matters stated in its opinion, the consideration to be paid by Dell pursuant to the merger agreement was fair, from a financial point of view, to Dell Inc.

With those measures and after consideration and discussion of the relationships and the interests of Michael Dell and members of the Dell family, our independent directors concluded that the transaction was fair to, and in the best interests of, Dell Inc. and its stockholders and, on that basis, approved the transaction.

Review and Approval of Transactions with Related Persons

The Governance and Nominating Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving or ratifying any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the Securities and Exchange Commission. The Governance and Nominating Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. The Governance and Nominating Committee reviewed each of the transactions described above.

Code of Conduct

We maintain a Code of Conduct (entitled Winning with Integrity) that is applicable to all of our employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable Securities and Exchange Commission rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules, and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Conduct is posted on our website at www.dell.com/codeofconduct.

We will post any waivers of the Code of Conduct or amendments to the Code of Conduct that are applicable to our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer on our website at www.dell.com/codeofconduct.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at our principal executive offices. The list will also be available for examination at the meeting.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of the notice regarding the Internet availability of proxy materials or set of 2008 annual meeting materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs

If you received a householded mailing this year and you would like to receive a separate copy of the notice of Internet availability of proxy materials or of the proxy materials, we will deliver a copy promptly upon your request in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800.

You may also download a copy of any of these materials at www.dell.com/investor.

To opt out of householding for future mailings, you should mark the “No” box next to the householding election when you vote your proxy, or notify us using the contacts for the Dell Investor Relations Department described above.

If you received multiple copies of the annual meeting material and would prefer to receive a single copy in the future, please mark the “Yes” box next to the householding election when you vote your proxy.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Dell stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm.

Notice of Electronic Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 18, 2008. The proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As permitted by rules recently adopted by the Securities and Exchange Commission, we are making our proxy material available to our stockholders electronically via the Internet. We have mailed many of our stockholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Annual Report on Form 10-K

Our Fiscal 2008 Annual Report on Form 10-K (without exhibits) is available on www.dell.com/investor or the report (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov). You may submit a request for a printed version in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

Directions to the Meeting

You may request directions to the Annual Meeting via email at Investor_Relations@dell.com or call Dell Investor Relations at (512) 728-7800.

DELL INC.

EXECUTIVE ANNUAL INCENTIVE BONUS PLAN

Dell Inc., a Delaware corporation (the “Company”), adopts this Executive Annual Incentive Bonus Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.

Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention. The “performance goal” necessary for the payment of remuneration under the Plan will be the achievement of positive Consolidated Net Income (as defined below).

1.    Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a)     “Board” shall mean the Board of Directors of the Company.

(b)     “Code” shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(c)     “Committee” shall mean the Leadership Development and Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

(d)     “Company” shall mean Dell Inc., a Delaware corporation.

(e)     “Consolidated Net Income” shall mean the net income before extraordinary items reported in the Company’s quarterly or annual consolidated statement of income included in the applicable Quarterly Report on Form 10-Q (in the case of a fiscal quarter) or Annual Report on Form 10-K (in the case of a fiscal year), as filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, but shall be adjusted to exclude all charges associated with acquisitions and divestitures.

(f)     “Eligible Executive” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

(g)     “Incentive Bonus” shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to Section 3 below.

(h)    “Regulations” shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

2.    Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Incentive Bonus that is payable to any other Eligible Executive. All Committee actions under the Plan shall be taken in accordance with the applicable provisions of the Company’s By-laws and the Committee’s Charter.

3.    Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

4.    Awards.

(a)    Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such fiscal year. After the end of such 90-day period, the Committee may designate additional Eligible Executives so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Incentive Bonus to such additional Eligible Executive.

(b) The Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

The Incentive Bonus payable to an Eligible Executive with respect to any fiscal year shall not exceed 0.5% of the Consolidated Net Income for such fiscal year; provided, however, that the maximum Incentive Bonus payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall be 0.5% of the Consolidated Net Income for the fiscal quarters after the fiscal quarter in which such individual became an Eligible Executive.

5.    Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

6.    Payment of Incentive Bonuses. Subject to any election duly and validly made by an Eligible Executive with respect to the deferral or all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

7.    No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

8.    Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

9.    Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

10.    Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Executive’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

11.	Adoption, Amendment, Suspension and Termination of the Plan.

(a)     Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on July 18, 2008 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing February 2, 2008 and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company’s stockholders, all Incentive Bonuses awarded under the Plan on or after February 2, 2008 shall be fully effective as if the stockholders had approved the Plan on or before February 2, 2008.

(b)     Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

(1)     To increase the maximum amount of Incentive Bonus that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan;

(2)     To materially modify the requirements as to eligibility for participation in the Plan; or

(3)     To change the material terms of the stated performance goal.

(c)     No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

12.  Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

Proxy Form	DELL INC. PROXY	Proxy Form
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 18, 2008
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF DELL INC.
By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.
This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

www.dell.com
ONE DELL WAY
ROUND ROCK, TX 78682

OPTIONS FOR SUBMITTING PROXY
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 17, 2008. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by Dell Inc. in Mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 17, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Dell Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DELL INC.

Proposal 1 — Election of Directors
The Board of Directors Recommends a Vote FOR all nominees		For All	Withhold All	For All Except:
		☐	☐	☐
Nominees:
(01) Donald J. Carty	(07) Thomas W. Luce, III
(02) Michael S. Dell	(08) Klaus S. Luft
(03) William H. Gray,III	(09) Alex J. Mandl
(04) Sallie L. Krawcheck	(10) Michael A. Miles
(05) Alan (A.G.) Lafley	(11) Samuel A. Nunn, Jr.
(06) Judy C. Lewent
To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.

Proposal 2 — Ratification of Independent Auditor	For	Against	Abstain

The Board of Directors Recommends a Vote FOR the Ratification of Independent Auditor	☐	☐	☐

Proposal 3 — Approval of Executive Annual Incentive Bonus Plan	For	Against	Abstain

The Board of Directors Recommends a Vote FOR the Approval of the Executive Annual Incentive Bonus Plan	☐	☐	☐

Stockholder Proposal 1— Reimbursement of Proxy Expenses	For	Against	Abstain

The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Reimbursement of Proxy Expenses	☐	☐	☐

Stockholder Proposal 2 — Advisory Vote on Executive Compensation	For	Against	Abstain

The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to an Advisory Vote on Executive Compensation	☐	☐	☐

Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.
In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

	Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN THE BOX]	Date	Signature (Joint Owners)	Date